                                                                     EXHIBIT 2.3





                        PURCHASE AND ASSUMPTION AGREEMENT

                                 BY AND BETWEEN

                              LOS PADRES BANK, FSB

                                       AND

                              HARRINGTON BANK, FSB








                                  MAY 30, 2001

                                TABLE OF CONTENTS

                                                                          PAGE

Article 1 -       DEFINITIONS                                               1

      1.1   Definitions                                                     1

Article 2 -       TERMS OF PURCHASE                                         4

      2.1   Assets.                                                         4

      2.2   Liabilities and Premium.                                        5

      2.3   Names and Marks                                                 5

      2.4   Prorations                                                      6

Article 3 -       TRANSFER OF ASSETS                                        6

      3.1   Personal Property.                                              6

      3.2   Condition and Destruction of Property                           6

      3.3   Cash on Hand                                                    7

      3.4   Allocation                                                      7

Article 4 -       CLOSING                                                   7

      4.1   Closing Date                                                    7

      4.2   Closing Payment                                                 7

      4.3   Deliveries by Seller                                            8

      4.4   Deliveries by Buyer                                             8

      4.5   Post-Closing Adjustments                                        8

Article 5 -       REPRESENTATIONS AND WARRANTIES OF BUYER                   8

      5.1   Organization and Authority                                      8

      5.2   Litigation                                                      8

      5.3   Governmental Notices                                            9

      5.4   Regulatory Approvals                                            9

      5.5   Regulatory Approvals; Performance of Agreement                  9

      5.6   Community Reinvestment Act                                      9

Article 6 -       REPRESENTATIONS AND WARRANTIES OF SELLER                  9

      6.1   Organization and Authority                                      9

      6.2   Litigation                                                      9

      6.3   Title to Assets Other Than Realty                               10

      6.4   Ownership.                                                      10


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                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                          PAGE


      6.5   Deposits and Retail Repos.                                      10

      6.6   Governmental Notices                                            11

      6.7   Taxes                                                           11

      6.8   Records and Documents                                           11

      6.9   Community Reinvestment Act                                      11

      6.10  Regulatory Approvals                                            11

      6.11  Employees                                                       11

      6.12  Account Loans.                                                  12

      6.13  Insurance                                                       12

      6.14  Operation; Compliance with Law                                  12

      6.15  Environmental.                                                  13

      6.16  Schedules                                                       13

      6.17  No Defaults                                                     13

      6.18  Related Party Transactions                                      13

      6.19  Disclosure                                                      13

      6.20  Service Contracts                                               13

      6.21  Documents                                                       13

Article 7 -       COVENANTS OF BUYER                                        14

      7.1   Fiduciary Relationship.                                         14

      7.2   Payment of Checks                                               14

      7.3   Account Loans                                                   14

      7.4   Confidentiality of Records                                      14

      7.5   Assistance in Obtaining Regulatory Approval                     15

      7.6   Further Assurances                                              15

      7.7   Consents                                                        15

      7.8   Interference                                                    15

      7.9   Conduct of Business                                             15

      7.10  Regulatory Matters                                              15

      7.11  Intention of the Parties                                        15

Article 8 -       COVENANTS OF SELLER                                       15


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                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                          PAGE


      8.1   Access to Records and Information; Personnel: Customers.        15

      8.2   Operation in Ordinary Course                                    15

      8.3   Assistance in Obtaining Regulatory Approvals                    17

      8.4   No Encumbrances                                                 17

      8.5   Consents                                                        18

      8.6   Solicitation of Accounts                                        18

      8.7   Maintenance of Accounts                                         18

      8.8   Books and Records                                               18

      8.9   Insurance Policies                                              18

      8.10  Further Assurances                                              18

      8.11  Close of Business on Closing Date                               19

      8.12  Supplemental Information; Disclosure Supplements                20

      8.13  Regulatory Matters                                              20

Article 9 -       CONDITIONS TO CLOSING                                     20

      9.1   Conditions to the Obligations of Seller                         20

      9.2   Conditions to the Obligations of Buyer                          21

      9.3   Condition to the Obligations of Seller and Buyer.               23

Article 10 -      TERMINATION                                               23

      10.1  Termination                                                     23

Article 11 -      EMPLOYEES                                                 24

      11.1  Employees                                                       24

      11.2  Employee Matters                                                24

      11.3  Employee Benefits.                                              25

      11.4  Employee Documents                                              25

      11.5  Compliance with COBRA                                           25

Article 12 -      OTHER AGREEMENTS                                          25

      12.1  Returned Items                                                  25

      12.2  Holds and Stop Payment Orders                                   26

      12.3  ACH Items                                                       26

      12.4  Checking Accounts                                               27


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                                   (CONTINUED)

                                                                          PAGE


      12.5  Withholding                                                     27

      12.6  Retirement Accounts                                             28

      12.7  Interest Reporting                                              28

      12.8  Notices to Depositors.                                          28

      12.9  Card Processing and Overdraft Coverage.                         29

      12.10 Reimbursements.                                                 29

      12.11 Taxpayer Information                                            29

Article 13 -      GENERAL PROVISIONS                                        29

      13.1  Survival                                                        30

      13.2  Broker's Fees                                                   30

      13.3  Publicity and Notices                                           30

      13.4  Attorneys' Fees                                                 30

      13.5  Regulatory Fees                                                 30

      13.6  No Third Party Beneficiaries                                    30

      13.7  Notices                                                         30

      13.8  Assignment                                                      31

      13.9  Successors and Assigns                                          31

      13.10 Governing Law                                                   31

      13.11 Entire Agreement                                                31

      13.12 Headings                                                        31

      13.13 Severability                                                    31

      13.14 Waiver                                                          31

      13.15 Counterparts                                                    31

      13.16 Force Majeure                                                   32

      13.17 Schedules                                                       32

      13.18 Knowledge                                                       32

EXHIBIT A  ASSIGNMENT AND ASSUMPTION AGREEMENT                              1

EXHIBIT B  BILL OF SALE AND ASSIGNMENT                                      1

EXHIBIT C  RETIREMENT ACCOUNT TRANSFER AGREEMENT                            1

EXHIBIT D  ASSIGNMENT AND ASSUMPTION OF LEASE                               1


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                                   (CONTINUED)

                                                                          PAGE


EXHIBIT E  LANDLORD ESTOPPEL CERTIFICATE                                    1

                        PURCHASE AND ASSUMPTION AGREEMENT

      This Purchase and Assumption Agreement ("Agreement") is made and entered into as of this 30th day of May, 2001, by and between Harrington Bank, FSB ("Seller"), a federal savings bank organized under the laws of the United States of America and having its home office in Richmond, Indiana, and Los Padres Bank, FSB ("Buyer"), a federal savings bank organized under the laws of the United States of America and having its home office in Solvang, California.

                                    RECITALS

      WHEREAS, Buyer desires to acquire certain assets and assume certain liabilities of Seller and Seller desires to transfer to Buyer such assets and liabilities relating to Seller's branch office of Seller located in Mission, Kansas all as described in more detail below (the "Transaction");

      WHEREAS, Buyer desires to operate the Branch Office (as defined below) of Seller as a branch of Buyer;

      NOW THEREFORE, for and in consideration of the premises and the mutual agreements, representations, warranties and covenants herein contained, the parties, intending to be bound, hereby agree as follows:

                            ARTICLE 1 - DEFINITIONS

      1.1 DEFINITIONS. In addition to the terms defined elsewhere in this Agreement, as used herein, the following terms have the definitions indicated:

      "ACH ITEMS" means automated clearing house debits and credits including social security payments, federal recurring payments, and other payments debited and/or credited to or from Deposit accounts pursuant to arrangements between the owner of the account and third party initiating the credits or debits.

      "APY" means Annual Percentage Yield as defined in Regulation DD, i.e., the total interest earned on a deposit, based on the interest rate and the frequency of compounding for a 365 day period, and expressed as a percentage.

      "APYE" means Annual Percentage Yield Earned as defined in Regulation DD.

      "ACCOUNT LOANS" are those savings account loans and NOW, checking and other transaction account lines of credit associated with Deposits domiciled at the Branch Office set forth on SCHEDULE 6.12 hereto and which loans are authorized in writing and consist of (i) all savings account loans secured by Deposits, together with all Accrued Interest, if any, and (ii) any overdraft checking balances or checking account line of credit loan balances, if any.

      "ACCRUED INTEREST" on any Account Loans means interest that is accrued but not received through the Closing Date, on Deposits means interest that is accrued but unposted through the Closing Date and on Retail Repos means any portion of the repurchase price with respect thereto that has accrued but has not been paid to the customer.

      "AFFILIATE" of a party means any person, partnership, corporation, association or other legal entity directly or indirectly controlling, controlled by, or under common control with that party.

      "ASSETS" means the Branch Lease, Office Lease, Fixed Assets, any Account Loans, the Swap Rights, the Cash on Hand at the Branch Office and the Records.

      "BRANCH LEASE" means all rights of Seller under that certain lease pursuant to which Seller holds a leasehold interest as tenant in the Branch Office, which lease is set forth on SCHEDULE 6.4 attached hereto.

      "BRANCH OFFICE" means the branch office of Seller known as the "Kansas Branch," located at 6300 Nall Ave., Mission, Kansas.

      "BUSINESS DAY" shall mean any Monday, Tuesday, Wednesday, Thursday, or Friday that is not a federal or Kansas or California state holiday generally recognized by banks or savings associations.

      "CASH ON HAND" means all petty cash, vault cash, and teller cash located at the Branch Office.

      "CLOSING" and "CLOSING DATE" shall have the meanings assigned to them in
Article 4.1 of the Agreement.

      "COLLECTION ACCOUNT" means any account domiciled at the Branch Office through which Seller accepts payments or deposits for credit or deposit to another account domiciled at the Branch Office.

      "COMMUNITY FIRST NAME RIGHTS SUBLICENSE AGREEMENT" shall have the meaning assigned to such term in Section 2.3.

      "DEPOSITS" means a deposit as defined in Section 3(l)(1) of the Federal Deposit Insurance Act ("FDIA") as amended, 12 U.S.C. Section 1813(l)(1), including without limitation the aggregate balances of all savings accounts with positive balances domiciled at the Branch Office, including accounts accessible by negotiable orders of withdrawal ("NOW" accounts), other demand instruments, Retirement Accounts, and all other accounts and deposits, together with Accrued Interest thereon, if any.

      "DESIGNATED EMPLOYEE" shall have the meaning assigned to it in Article 11.2(a) of this Agreement.

      "ENCUMBRANCES" means all mortgages, claims, charges, liens, encumbrances, easements, restrictions, options, pledges, calls, commitments, security interests, conditional sales agreements, title retention agreements, leases, and other restrictions of any kind whatsoever.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "FDIC" means the Federal Deposit Insurance Corporation.

      "FED FUNDS RATE" means the rate for that day set forth opposite the caption "Federal Fund (Effective)" in the daily statistical release designated as "Composite 3:30 p.m. Quotations for U.S. Government Securities," or any successor publication, published by the Federal Reserve Bank of New York.

      "FIXED ASSETS" means all furniture, equipment, trade fixtures, and other tangible personal property owned or leased by Seller, located in or upon the Branch Office and Office Premises, and described on SCHEDULE 3.1 hereto.

      "HARRINGTON NAME RIGHTS LICENSE AGREEMENT" shall have the meaning assigned to such term in Section 2.3.

      "HAZARDOUS SUBSTANCE" shall mean chemicals, pollutants, contaminants, wastes, and substances that have been defined as toxic or hazardous by any applicable federal, state, county or local law or regulation.

      "IRA" means Individual Retirement Account.

      "IRS" means Internal Revenue Service.

      "INTEREST RATE SWAP" means the LIBOR-based interest rate swap between Seller and Merrill Lynch, Inc. having a notional amount of $5,000,000 and a fixed pay coupon of 5.271% and maturing February 4, 2004.

      "LOAN PURCHASE AGREEMENT" means the Loan Purchase Agreement entered into concurrently herewith pursuant to which Seller shall sell and Purchaser shall buy all loans attributable to the Seller's Kansas operations, except for Account Loans (which shall be purchased and sold hereunder).

      "LOAN PURCHASE PRICE" means the purchase price to be paid at Closing for the loans sold under the Loan Purchase Agreement.

      "NAME RIGHTS AGREEMENTS" shall have the meaning assigned to it in Section 2.3.

      "NET BOOK VALUE" means the net book value of an asset, as shown on the books and records of Seller, determined in accordance with generally accepted accounting principles.

      "OTS" means the Office of Thrift Supervision.

      "OFFICE LEASE" means that certain office lease covering the Office
Premises.

      "OFFICE PREMISES" means the premises located at 10801 Mastin Boulevard, Suite 740, Overland Park, Kansas 66210.

      "REALTY" means the tenancy interests of Seller under the Branch Lease and Office Lease.

      "RECORDS" means (i) all open records and original documents, located at the Branch Office or in centralized servicing areas pertaining to the Account Loans, Collection Accounts, Safe Deposit Boxes, Deposits or Retail Repos all of which shall comply with all applicable laws, regulations, rules, and business practices with respect to Account Loans, Collection Accounts,

Deposits or Retail Repos acquired from Seller pursuant to this Agreement; and
(ii) an account history of all accounts related to Deposits, Retail Repos and Account Loans for a period including the current year. Records includes but is not limited to signature cards, customer cards, customer statements, legal files, pending files, all open account agreements, Account Loan agreements, Retirement Account agreements, Safe Deposit Box records, and computer records.

      "RECURRING DEBIT" means payments made directly from a Deposit account to a third party on a regularly scheduled basis pursuant to arrangements between the owner of the account and the third party receiving the payments directly.

      "RETAIL REPOS" means any retail repurchase account between Seller and a customer attributable to the Branch Office.

      "RETIREMENT ACCOUNTS" means any Deposit account, generally known as IRAs, Keoghs or SEPs, maintained by a customer for the stated purpose of the accumulation of funds to be drawn upon at retirement.

      "SAIF" means the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation.

      "SERVICE CONTRACTS" means service and maintenance agreements, equipment leases and any other agreements, licenses and permits affecting the Branch Office, all of which are listed on SCHEDULE 6.20 hereto.

      "SETTLEMENT DATE" has the meaning assigned to it in Article 4.2(a) of this Agreement.

      "SWAP OBLIGATIONS" means all obligations of Seller under the Interest Rate Swap.

      "SWAP RIGHTS" means all rights of Seller under the Interest Rate Swap.

      "TIN" means Taxpayer Identification Number. ---

                         ARTICLE 2 - TERMS OF PURCHASE

      2.1   ASSETS.

            (a) PURCHASE AND SALE. At the Closing and subject to the terms and conditions set forth in this Agreement, Seller shall sell, convey, assign, and transfer to Buyer and Buyer shall purchase and acquire from Seller all of Seller's right, title, and interest in and to the Assets.

            (b) PURCHASE PRICE. In consideration for the Assets acquired by and liabilities assumed by Buyer under this Agreement, Seller shall pay to Buyer an amount equal to the aggregate amount of the Deposits and Retail Repos plus Accrued Interest thereon LESS:

                  (i) the Net Book Value as of the Closing Date of the Fixed Assets, as shown in SCHEDULE 3.1.

                  (ii) the Net Book Value as of the Closing Date of any Account Loans;

                  (iii) the Loan Purchase Price;

                  (iv) the amount of all Cash on Hand at the Branch Office as of the close of business on the Closing Date; and

                  (v) the amount of the Premium defined in Section 2.2(b) of this Agreement.

      2.2   LIABILITIES AND PREMIUM.

            (a) DEPOSITS AND RETAIL REPOS. On the Closing Date, subject to the terms and conditions set forth in this Agreement, Buyer shall, pursuant to the form of Assignment and Assumption Agreement attached to this Agreement as EXHIBIT A, assume liability for the payment and performance of Seller's obligations after the Closing Date on the Deposits and the Retail Repos in accordance with the terms of such Deposits and Retail Repos in effect on the Closing Date.

            (b) PREMIUM. In consideration for the liabilities assumed by it under this Agreement, Buyer shall pay to Seller, as set forth in Article 4.2 of this Agreement, a premium equal to $5,000,000 (the "Premium").

            (c) ASSUMPTION OF BRANCH LEASE, OFFICE LEASE AND SERVICE CONTRACTS. Subject to the terms and conditions hereof, Buyer shall assume the duties and obligations of Seller as tenant under the Branch Lease and Office Lease and under the assigned Service Contracts from and after the Closing Date. Buyer should terminate the office sharing arrangement with the Office Lease effective at Closing.

            (d) RELATED ASSETS AND OBLIGATIONS. On the Closing Date, Buyer will assume all obligations of Seller relating to the Deposits and Retail Repos.

            (e) SWAP OBLIGATIONS. On the Closing Date, Buyer will assume all Swap Obligations from and after the Closing Date.

            (f) NO OTHER DEBT OBLIGATIONS OR LIABILITIES ASSUMED. It is understood and agreed that, except as expressly set forth in this Article 2, Buyer shall not assume or be liable for any of the debts, obligations, or liabilities of Seller of any kind and nature whatsoever with respect to any period prior to the Closing Date, including, but not limited to, any losses or liabilities due to or arising from forgery, fraud, defalcation, or any other improper act or omission, any tax or debt, any liability for unfair labor practices (such as wrongful termination or employment discrimination), any liability or obligation of Seller arising out of any threatened or pending litigation, or any liability with respect to personal injury or property damage claims. Notwithstanding the preceding sentence, Buyer will assume Seller's obligations to any Collection Account customers, ACH items, and to any Account Loan customers pursuant to the terms of the Records and other documents establishing such customer relationships, and Buyer will be responsible for modifying the terms and conditions of such customer relationships following the Closing Date as necessary to conform to Buyer's practices; provided such modification shall not constitute a breach of the underlying agreement with the customer as it existed on the Closing Date. Except as set forth in this Agreement, Buyer shall not assume any liability of Seller that relates to any act or omission of Seller prior to the Closing.

            (g) INDEMNIFICATION. Buyer agrees to indemnify, defend and hold harmless Seller, any successor in interest of Seller, and any officer, director, shareholder or employee of any of the foregoing from and against any claim, debt, charge, encumbrance, loss or liability asserted by any third party arising from the failure of Buyer to assume any obligation required to be assumed by Buyer under this Section 2.2.

      2.3 NAMES AND MARKS. At the Closing, (i) Seller, as licensor, and Buyer, as licensee, shall enter into an exclusive perpetual, royalty-free license agreement licensing to Buyer all rights of Seller to use the names "Harrington", "Harrington Bank" and "Harrington Financial Group" and associated logos and marks in all territories other than Indiana (the "Harrington Name Rights License Agreement"); (ii) Seller shall assign to Buyer all rights of Seller to use the URLs "harrington-kc.com", "harrington.com" and "harringtonbank.com" (the "URL Assignment"); (iii) Buyer, as licensor, and Community First Financial Group, Inc., as licensee, shall enter into a perpetual, royalty-free sublicense agreement covering the use by Community First Financial Group, Inc., or its designee of the Name Rights in North Carolina and such other states or markets as are designated therein (the "Community First Name Rights Sublicense Agreement", and, together with the Harrington Name Rights License Agreement and the URL Assignment, the "Name Rights Agreements") and (iv) Seller shall enter into such documentation as is mutually acceptable to the parties requiring Seller, or its successor in interest, to transfer all of the interest of Seller in and to the foregoing names, URLs, logos and marks on the earlier of the fifth anniversary of the Closing Date and December 31, 2006, all subject to the terms and conditions of the above-referenced documents.

      2.4 PRORATIONS. All payments under or pursuant to the Service Contracts and Branch Lease and Office Lease, all personal property taxes with respect to the Fixed Assets, any payments or receipts attributable to the Swap Obligations and Swap Rights and all ordinary operating expenses of the Branch Office (including amounts payable under maintenance contracts and for utilities, but excluding insurance) shall be prorated between the parties on the basis of a 365-day year and actual days elapsed. In calculating the Closing Payment, as outlined in Article 4.2 of this Agreement, Seller will receive a credit for the amount of all security deposits it has paid to the landlord under the Branch Lease or Office Lease, as indicated in an estoppel certificate signed by the landlord.

      In addition, in calculating the payment due at the Closing, Buyer will reimburse Seller for any deposit insurance assessment that Seller has paid to the Federal Deposit Insurance Corporation (the "FDIC") with respect to the semi-annual assessment period (as defined in 12 C.F.R. ss. 327.8) in which the Closing Date occurs. Such reimbursement will be prorated and will be calculated using the Seller's assessment rate as determined by the FDIC pursuant to 12 C.F.R. ss. 327.3 effective for the semi-annual assessment period in which the Closing Date occurs.

      In calculating the payment due at the Closing, Buyer also will receive a credit for all advance payments received by Seller for obligations relating to the Assets, Retail Repos and Deposits transferred to Buyer hereunder, which payments shall be prorated between the parties as of the Closing Date.

                         ARTICLE 3 - TRANSFER OF ASSETS

      3.1   PERSONAL PROPERTY.

            (a) Seller is the lawful owner or lessee of the Fixed Assets, and on the Closing Date, Seller will assign to Buyer all right, title, and interest in and to the Fixed Assets located at the Branch Office free and clear of all Encumbrances. Seller shall cause a bill of sale and inventory of such property in the form of EXHIBIT B to be delivered to Buyer on the Closing Date to effect such transfer.

            (b) Attached hereto as SCHEDULE 3.1 is a schedule of the Fixed Assets, including the tangible personal property situated at the Branch Office including furniture, fixtures, equipment, and ATMs, which schedule identifies each item of such personal property with reasonable particularity, giving the net book value of such item on Seller's books and describing any Encumbrances thereon.

      3.2 CONDITION AND DESTRUCTION OF PROPERTY. Seller hereby agrees that the personal property to be delivered on the Closing Date shall be substantially the same as the personal property set forth on SCHEDULE 3.1, ordinary wear and tear excepted provided, that in the event of material damage to the Fixed Assets, Seller shall have the option to repair or replace such Fixed Assets at Seller's sole cost and expense. Buyer hereby agrees that the Fixed Assets shall be delivered by Seller to Buyer in "as-is" condition, without representation and warranty of any kind except as otherwise specifically set forth in this Agreement, and taking into account ordinary wear and tear from the date of this Agreement through the Closing Date. Seller shall assign to Buyer any manufacturer or supplier warranty covering such Fixed Assets. Seller will give Buyer prompt written notice of (a) any material fire or casualty on any of the Assets, and (b) any actual or threatened condemnation of all or any part of any of the Premises. Upon receipt of such notice, Buyer may, in its sole and exclusive discretion, within fourteen (14) days of receipt of such notice, elect either to: (x) terminate this contract, in which event neither party shall have any further liability or obligation to the other; or (y) elect to close this transaction, excluding herefrom the personal property in question and deducting from the purchase price an amount mutually agreeable to the parties, provided that if no such agreement can be reached, Buyer may elect to terminate this Agreement; or (z) elect to close this transaction, including therein the personal property or real property in question, in which event Seller shall (i) assign, transfer and set over unto Buyer all right, title and interest Seller has in and to any condemnation award, casualty award, insurance policy, insurance payment, or any manner of payment whatever in any way related to the condemnation or casualty, and (ii) in the event of a casualty, extend Buyer a credit against the purchase price in the amount of any deductible carried under any policy of insurance. For purposes hereof a "material fire or casualty" is one that is reasonably estimated by Buyer to cost more than fifty thousand dollars ($ 50,000) to repair.

      3.3 CASH ON HAND. At the Closing, Seller agrees to execute an assignment to Buyer effecting the transfer to Buyer of the Cash on Hand that shall specify the amount of Cash on Hand at the Branch Office as of the Closing Date.

      3.4 ALLOCATION. The Buyer and Seller agree that the allocation of the purchase price will be made in writing at Closing, based on the relative fair market value of the assets and liabilities acquired, as required by Section 1060 of the Internal Revenue Code of 1986, as amended, and agree to utilize such allocation for federal income tax purposes. Such allocation will be consistently reflected by each party on their federal income tax returns and similar documents, including, but not limited to, Internal Revenue Service Form 8594. Neither party shall file any document or assert any position that conflicts or is inconsistent with such allocation, and each party agrees to inform the other promptly upon receipt of any communication from (or forwarding any communication to) the Internal Revenue Service relating to Form 8594. Each party shall cooperate fully with the other in filing Form 8594.

                              ARTICLE 4 - CLOSING

      4.1 CLOSING DATE. The closing ("Closing") under this Agreement shall be held at such time and place as shall be mutually agreeable to the parties, as promptly as practicable after the fulfillment or waiver of all the terms and conditions contained in Article 9 of this Agreement.

      The date on which the Closing is to be held is herein called the "Closing Date." The Closing shall be deemed to occur at 11:59 p.m. Pacific Time on the Closing Date, and the Branch Office will close for business at 3:00 p.m. Central time on the Closing Date.

      4.2   CLOSING PAYMENT. The amount owed to Seller by Buyer pursuant to
Article 2.1(b) of this Agreement will be netted against the amount due the appropriate party under Article 2.4 of this Agreement to determine the closing payment due Buyer from Seller as of the Closing Date (the "Closing Payment"). Because the parties acknowledge that certain amounts to be paid may not be finally determinable until after the Closing Date, the Closing Payment will be paid in the following manner:

            (a) Seller will pay Buyer the amount of the Closing Payment as is then determinable on the first Business Day after the Closing Date (the "Settlement Date").

            (b) All payments shall be made by wire transfer in immediately available funds no later than 10:00 a.m. Pacific time on the Settlement Date. Any amounts received after 10:00 a.m. Pacific time on the Settlement Date shall accrue interest at the Fed Funds Rate for that day.

      4.3 DELIVERIES BY SELLER. At or prior to the Closing, Seller shall deliver to Buyer the documents set forth in Article 9.2(f) of this Agreement.

      4.4 DELIVERIES BY BUYER. At or prior to the Closing, Buyer shall deliver to Seller the documents set forth in Article 9.1(c) of this Agreement.

      4.5 POST-CLOSING ADJUSTMENTS. The parties to this Agreement acknowledge that certain amounts referred to herein may not be finally determinable until after the Closing Date. The parties shall cooperate in the prompt determination of such amounts and within fifteen (15) days after the Closing Date shall settle amounts in a manner consistent with the express terms of this Agreement.

              ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer represents and warrants to Seller, as of the date hereof and as of the Closing Date, unless another date is specifically mentioned below, as follows:

      5.1 ORGANIZATION AND AUTHORITY. Buyer is a savings association duly organized, validly existing, and in good standing under the laws of the United States of America with full power and authority to carry on its business as now being conducted and to own and operate the properties that it now owns and operates. The execution, delivery, and performance by Buyer of this Agreement are within Buyer's corporate power, have been duly authorized by all necessary corporate action, and do not contravene or constitute a default under or conflict with any provision of applicable law or regulation or of Buyer's charter or by-laws or any judgment, injunction, order, decree, material agreement, or material instrument binding upon Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and legally binding obligation of Buyer, enforceable against it in accordance with its terms, subject to bankruptcy, receivership, insolvency, reorganization, moratorium or similar laws affecting or relating to creditors' rights generally and subject to general principles of equity.

      5.2 LITIGATION. There is no action, suit, proceeding or investigation pending against Buyer, or to the knowledge of Buyer threatened against or affecting Buyer, before any court or arbitrator or any governmental body, agency or official that, alone or in the aggregate, would, if adversely determined, adversely affect the ability of Buyer to perform its obligations under this Agreement or that in any manner questions the validity of this Agreement. Buyer is not aware of any facts that would reasonably afford a basis for any such action, suit, proceeding or investigation.

      5.3 GOVERNMENTAL NOTICES. Buyer has received no notice from any federal, state, or other governmental agency indicating that such agency would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby.

      5.4 REGULATORY APPROVALS. The information furnished or to be furnished by Buyer for the purpose of enabling Buyer to complete and file applications with any regulatory body is or will be true and complete as of the date so furnished. There are no facts known to the Buyer, which Buyer has not disclosed to the Seller in writing, which, insofar as Buyer can now reasonably foresee, may have a material adverse effect on the ability of the Buyer to obtain all requisite regulatory approvals or to perform its obligations pursuant to this Agreement.

      5.5 REGULATORY APPROVALS; PERFORMANCE OF AGREEMENT. Other than the required approval of the OTS as well as any applicable approval or consent of the FDIC, and subject to the expiration of any applicable waiting period, no regulatory approvals are required for the execution, delivery and performance by Buyer of this Agreement and the consummation by it of the transactions contemplated hereby.

      5.6 COMMUNITY REINVESTMENT ACT. Buyer received a rating of "Satisfactory" in its most recent examination or interim review with respect to the Community Reinvestment Act. Buyer has not been advised of any supervisory concerns regarding its compliance with the Community Reinvestment Act. To Buyer's knowledge, there are no threatened or pending actions, proceedings, or allegations by any person or regulatory agency that may cause the OTS or the FDIC to deny or fail to issue any regulatory approval.

              ARTICLE 6 - REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller represents and warrants to Buyer, as of the date of this Agreement and as of the Closing Date, unless another date is specifically mentioned below, as follows:

      6.1 ORGANIZATION AND AUTHORITY. Seller is a savings association duly organized, validly existing, and in good standing under the laws of the United States of America with full power and authority to carry on its business as now being conducted and to own and operate the properties that it owns and operates, including the Branch Office. The execution, delivery, and performance by Seller of this Agreement are within Seller's corporate power, have been duly authorized by all necessary corporate action and do not contravene or constitute a default under or conflict with any provision of applicable law or regulation or of the charter or by-laws of Seller or any judgment, injunction, order, decree, material agreement, or material instrument binding upon Seller or to which any of the assets to be transferred hereby are subject or that could result in the creation or imposition of any lien or encumbrance on such property. This Agreement has been duly executed and delivered by Seller and constitutes the valid and legally binding obligation of Seller, enforceable against it in accordance with its terms, subject to bankruptcy, receivership, insolvency, reorganization, moratorium or similar laws affecting or relating to creditors' rights generally and subject to general principles of equity.

      6.2 LITIGATION. There is no action, suit, proceeding or investigation pending against Seller, or to the best knowledge of Seller threatened against or affecting Seller, before any court or arbitrator or any governmental body, agency, or official that, alone or in the aggregate, if adversely determined, could adversely affect (i) the value of the Deposits, the Retail Repos or the Assets, (ii) the operations of the Branch Office, or (iii) the ability of Seller to perform its obligations under this Agreement, or that in any manner questions the validity of this Agreement. Seller is not aware of any facts that would reasonably afford a basis for any such action, suit, proceeding or investigation. Except for the rights of the applicable customer or counterparty, none of the Deposits or Retail Repos are subject to any Encumbrances or any legal restraint or other legal process, other than customary court orders, levies, and garnishments affecting the depositors, and in the case of Retail Repos, brokerage and clearing house liens in the ordinary course of business on the underlying securities and all of which Encumbrances are described on
SCHEDULE 6.2.

      6.3 TITLE TO ASSETS OTHER THAN REALTY. Seller is the lawful owner of and has good and marketable title to any Account Loans, the Fixed Assets and all Records, free and clear of all Encumbrances. Delivery to Buyer of the instruments of transfer of ownership contemplated by this Agreement will vest in Buyer good and marketable title to any Account Loans, the Fixed Assets and all Records, free and clear of all Encumbrances, except to the extent applicable law provides to a customer a right of offset against Seller.

      6.4   OWNERSHIP.

            (a) SCHEDULE 6.4 lists each of the leases and subleases pursuant to which Seller holds a leasehold interest in the Branch Office and the Office Premises, and Seller is the current lessee under the Branch Lease and Office Lease.

            (b) Each of the Branch Lease and Office Lease is the legal, valid and binding obligation of the Seller. Seller's leasehold interest is not subject to any Encumbrances, and there does not exist with respect to the Seller's obligations under the Branch Lease, or to Seller's knowledge with respect to the lessor's obligations under the Branch Lease or Office Lease, any material default or any event or condition that, after notice or lapse of time or both, could constitute such a material default.

      6.5   DEPOSITS AND RETAIL REPOS.

            (a) Seller has delivered to Buyer a true and complete copy of the account forms for all Deposits and Retail Repos offered by Seller at the Branch Office. Except as identified to Buyer by Seller in writing pursuant to Article
12.5 of this Agreement, all the accounts related to the Deposits and Retail Repos at the Branch Office are in material compliance with all applicable laws, orders and regulations, and to the knowledge of Seller, were originated in material compliance with all applicable laws, orders and regulations.

            (b) SCHEDULE 6.5 is a true and correct schedule of the Deposits and Retail Repos prepared as of the date indicated thereon (which shall be updated through the Closing Date), listing by category and the amount of such deposits, together with the amount of accrued but unpaid interest thereon. All Deposits are insured to the fullest extent permissible by the FDIC. Subject to the receipt of all requisite regulatory approvals, Seller has and will have at the Closing Date all rights and full authority to transfer and assign the Deposits and Retail Repos without restriction. As of the date hereof, with respect to the Deposits and Retail Repos:

                  (i) Subject to items returned without payment in full ("Return Items") and immaterial bookkeeping errors, all interest accrued or accruing on the Deposits and any portion of the repurchase price for the Retail Repos, if any, has been properly credited thereto, and properly reflected on Seller's books of account, and Seller is not in default in the payment of any thereof;

                  (ii) Subject to Return Items and immaterial bookkeeping errors, Seller has timely paid and performed all of its obligations and liabilities relating to the Deposits and Retail Repos as and when the same have become due and payable, and the Deposits and Retail Repos include none that is in default or exists by virtue of a default by Seller; and

                  (iii) Subject to immaterial bookkeeping errors, Seller has administered all of the Deposits and Retail Repos in accordance with applicable fiduciary duties and good and sound financial practices and procedures, and has properly made all appropriate credits and debits thereto.

      6.6 GOVERNMENTAL NOTICES. Seller has received no notice from any federal, state, or other governmental agency indicating that such agency would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby.

      6.7 TAXES. Except as set forth in SCHEDULE 6.7, Seller has filed all required tax returns and reports (including payroll withholding, sales, use, transfer, excise and property taxes) relating to the Branch Office or the Assets and any business conducted with respect to the Assets. For all periods up to and including the Closing Date, Seller is not delinquent in the payment of any such taxes (including additions to tax, penalties, and interest), withholdings or other governmental charges the nonpayment of which could adversely affect the Branch Office, the Assets or the use thereof or that could cause Buyer to incur any liability. Seller has not received any notice indicating that any taxing authority has asserted any claim for the assessment of any such tax liability (including additions to tax, penalties, and interest), withholding or other governmental charges.

      6.8   RECORDS AND DOCUMENTS. The Records to be delivered to Buyer under
Article 2.1(a) of this Agreement are and shall be sufficient to enable Buyer to conduct a banking business with respect thereto under the same standards as Seller has heretofore conducted such business.

      6.9 COMMUNITY REINVESTMENT ACT. Seller received a rating of "Satisfactory" in its most recent examination or interim review with respect to the Community Reinvestment Act. Seller has not been advised of any supervisory concerns regarding its compliance with the Community Reinvestment Act. To Seller's knowledge, there are no threatened or pending actions, proceedings, or allegations by any person or regulatory agency that may cause the OTS or the FDIC to deny or fail to issue any regulatory approval.

      6.10 REGULATORY APPROVALS. The information furnished or to be furnished by Seller to Buyer pursuant to Articles 8.1 and 8.3 of this Agreement and for the purpose of enabling Buyer to complete and file all requisite regulatory applications is or will be true and complete as of the date so furnished. There are no facts known to the Seller, which Seller has not disclosed to the Buyer in writing, which, insofar as Seller can now reasonably foresee, may have a material adverse effect on the ability of the Seller to obtain all requisite regulatory approvals or to perform its obligations pursuant to this Agreement. Other than the required approval of the OTS as well as any applicable approval or consent of the FDIC, and subject to the expiration of any applicable waiting period, no regulatory approvals are required for the execution, delivery and performance by Seller of this Agreement and the consummation by it of the transactions contemplated hereby.

      6.11 EMPLOYEES. There is no action, suit, or proceeding pending against Seller, or to the best knowledge of Seller threatened against or affecting Seller, before any court or arbitrator or any governmental body, agency, or official that has been brought (or threatened to be brought) by or on behalf of any employee at the Branch Office.

      6.12  ACCOUNT LOANS.

            (a) SCHEDULE 6.12 is a true and correct schedule of all Account Loans, including the aggregate outstanding principal shown thereon, of the Seller as of the date indicated thereon (which shall be updated through the Closing Date) to be transferred to Buyer hereunder.

            (b) Any and all Account Loans extended by the Seller and any extensions, renewals or continuations of such Account Loans were made in accordance with customary lending standards of the Seller in the ordinary course of business, and are secured by deposit accounts that constitute Deposits hereunder. Any Account Loans are evidenced by appropriate and sufficient documentation based upon customary and ordinary past practices of the Seller.

            (c) All Account Loans have been made, in all material respects, in accordance with all applicable statutes and regulatory requirements.

      6.13 INSURANCE. All of the assets and properties of Seller at the Branch Office are covered by effective insurance in amounts, types and forms as are customary and appropriate for its business, operations, properties and assets. All amounts due and payable under such insurance policies are fully paid, and all such insurance policies are in full force and effect.

      6.14 OPERATION; COMPLIANCE WITH LAW. Seller holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business at the Branch Office. Seller has complied with all laws, regulations, opinions, orders, ordinances, judgments or degrees of all governmental bodies, agencies or subdivision (federal, state, local, foreign or otherwise) applicable to the Branch Office or any part of their operation, including without limitation, the FDIC and the OTS, except where the failure to have so complied would not, individually or in the aggregate, have a material adverse effect on the assets, properties, business, financial condition or results of operations of the Branch Office. The Seller has not received any written notification of any outstanding asserted failure by it to comply with any of such laws. Without limiting the generality of the foregoing, to the best knowledge of Seller, after due inquiry, the

Branch Office is in compliance with applicable requirements of the Americans with Disabilities Act ("ADA") and Seller agrees that the cost of any repairs or replacements necessary to bring the Branch Office or any part thereof into compliance with the ADA during the time period between the date of this Agreement and the Closing Date shall be the obligation of Seller. The Branch Office (including improvements) and the current use and operation thereof by Seller is in compliance with and authorized by applicable zoning and other land use regulations, including without limitation, building, fire, health, safety, hazardous waste and environmental codes and all private covenants, restrictions and easements as they apply to Seller's current use and operations, except where the failure to be in compliance would not, individually or in the aggregate, have a material adverse effect on the assets, prospects, business, financial condition or results of operations of the Branch Office. There are no facts or circumstances existing or, to the best knowledge of Seller threatened, which could have a material adverse effect on the present use of the Branch Office. Seller has not received notice that any governmental authority considers the Branch Office to violate or to have violated any fire, zoning, health, building, hazardous waste or environmental code or other ordinance, law or regulation or order of any government or any agency, body or subdivision thereof. Except for
(i) agreements previously delivered to Buyer, and (ii) agreements necessary or desirable to consummate the transaction contemplated hereby, Seller is not a party to any other agreement relating to the Branch Office nor is there any other agreement by which the Brach Office is bound.

      6.15  ENVIRONMENTAL.

            (a) To the best of Seller's knowledge, no Hazardous Substances have been stored, disposed of or released upon or below the Branch Office by Seller in violation of any environmental law.

            (b) To the best of Seller's knowledge, Seller has not received any written communication from any governmental authority alleging the violation of any environmental law with respect to the Branch Office.

            (c) To the best of Seller's knowledge, no person or entity has asserted any claim against Seller arising out of, based upon, or resulting from
(i) the presence or release into the environment of any Hazardous Substance upon or below the Branch Office in violation of any environmental law, or (ii) the violation or alleged violation of any environmental law with respect to the Branch Office.

      6.16 SCHEDULES. The information set forth in the Schedules hereto is true, correct and complete as of the date indicated on that Schedule and will be true, correct and complete as updated through the Closing Date.

      6.17 NO DEFAULTS. There are no defaults by Seller, or any unresolved disputes, under the Service Contracts or any other Assets to be transferred hereunder, nor, to the best knowledge of Seller, any defaults with respect to the obligations of any other party thereto.

      6.18 RELATED PARTY TRANSACTIONS. No director, officer or Affiliate of Seller is party to the Branch Lease, the Office Lease (other than pursuant to the sharing arrangement between Harrington Financial Group and Harrington West Financial Group, Inc.) or Service Contracts.

      6.19 DISCLOSURE. No representation or warranty of Seller and no statement or information relating to Seller or the Branch Office, the Office Premises or Assets contained in (i) this Agreement (including the Schedules hereto), or (ii) in any certificate or document furnished or to be furnished by or on behalf of Seller to Buyer pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements made herein or therein, in light of the circumstances in which they were made, not misleading.

      6.20 SERVICE CONTRACTS. SCHEDULE 6.20 lists all of the contracts, licenses, permits, service and maintenance agreements and other agreements entered into in connection with the operation of the Branch Office or Office Premises.

      6.21 DOCUMENTS. Seller has delivered to Buyer true, correct and complete copies of the following:

            (a) any and all real and personal property leases, including the Branch Lease and the Office Lease, certificates of occupancy, Service Contracts, and all other agreements relating to the operation of the Branch Office and the Office Premises or to the Fixed Assets;

            (b) any plans and specifications for the improvements constructed on the Branch Office and as-built plans and surveys;

            (c) all notices received by Seller during the past three (3) years regarding the Branch Office or Office Premises with respect to violation of any statutes, rules or regulations of government agencies or violation of any easements, covenants, conditions or restrictions affecting the Realty; and

            (d) copies of any environmental site assessment reports or surveys on the Realty.

                         ARTICLE 7 - COVENANTS OF BUYER

      7.1 FIDUCIARY RELATIONSHIP. Pursuant to the terms of the Transfer Agreement attached hereto as EXHIBIT C, Buyer agrees to assume all of the fiduciary relationships of Seller arising out of any Retirement Accounts assumed by Buyer under Article 2.2 hereof, and with respect to such accounts, Buyer shall assume all of the obligations and duties of Seller as fiduciary and succeed to all such fiduciary relationships of Seller as fully and to the same extent as if Buyer had originally acquired, incurred, or entered into such fiduciary relationships. Notwithstanding anything in this Agreement to the contrary, however, Buyer will not assume or be responsible for any act or failure to act of Seller in connection with such Retirement Accounts on or prior to the Closing Date.

      7.2 PAYMENT OF CHECKS. From and after the Closing Date, Buyer agrees to pay to the extent of sufficient available funds on deposit, all properly drawn checks, drafts, and negotiable orders of withdrawal timely presented to it by mail, over its counters, or through clearings if such items are drawn by depositors whose Deposits or accounts on which such items are drawn are Deposits, whether drawn on the check or draft forms provided by Seller, for at least one hundred twenty (120) days after the Closing Date, or on those provided by Buyer. In addition, Buyer shall, in all other respects, discharge the duties, liabilities and obligations with respect to the Deposits and Retail Repos to the extent such duties, liabilities or obligations occur following the Closing.

      7.3 ACCOUNT LOANS. On and after the Closing Date, Buyer shall continue to honor and provide credit in accordance with the terms and provisions of any Account Loans transferred under this Agreement until such provisions are properly modified or canceled by Buyer.

      7.4 CONFIDENTIALITY OF RECORDS. Buyer and its authorized agents and representatives shall receive and treat all Records and other documents and customer information obtained pursuant to any provision of this Agreement as confidential, until the transactions contemplated by this Agreement have been consummated, and if not consummated, shall, upon request of Seller, return to Seller all originals and copies of such documents or other materials containing such information or Records. Thereafter, Buyer shall treat such information consistent with law. Until the Closing Date, Buyer shall use all such information only for purposes of effectuating this Agreement. Buyer acknowledges that Buyer may in certain instances receive from Seller customer information respecting assets and deposits of Seller not being transferred to Buyer, and Buyer agrees not to use any such information unrelated to Assets or Deposits transferred hereby except as reasonably necessary to service transferred Assets or Deposits.

      7.5 ASSISTANCE IN OBTAINING REGULATORY APPROVAL. Buyer agrees to use all reasonable efforts to assist Seller in obtaining all regulatory approvals, if any, necessary for Seller to sell the Branch Office, and Buyer will provide at the earliest practicable time to Seller or the appropriate regulatory authorities all information reasonably required to be submitted by Seller in connection with such approvals.

      7.6 FURTHER ASSURANCES. On and after the Closing Date, Buyer shall give such further assurances to Seller and upon Seller's request shall execute, acknowledge, and deliver all such acknowledgements and other instruments and take such further action as may be necessary and appropriate to effectively relieve and discharge Seller from any obligations remaining under the Assets, Retail Repos, Deposits, and other obligations assumed by Buyer hereunder; provided, however, that Buyer need not incur any material costs or expenses in connection with the undertakings contained in this Article 7.6 unless such costs or expenses are paid by Seller.

      7.7 CONSENTS. Buyer will use its reasonable best efforts to obtain prior to the Closing Date all consents, approvals, or authorizations of all governmental authorities or agencies required for the execution, delivery, and performance by Buyer of this Agreement and the consummation by it of any transactions contemplated hereby.

      7.8 INTERFERENCE. Between the date hereof and the Closing Date, and subject to the obligations of Seller pursuant to Section 8.1, Buyer shall not interfere with Seller's normal operations or its customers or employee relations; PROVIDED, HOWEVER, that it is understood and agreed that with reasonable notice, Buyer may engage in training of Branch Office employees on terms mutually agreed to by Buyer and Seller.

      7.9   CONDUCT OF BUSINESS. Between the date hereof and the Closing
Date, Buyer and its Affiliates shall not undertake any marketing or advertising efforts specifically directed to Seller's customers that are intended to reduce the amount of the Deposits or Retail Repos as of the Closing Date

      7.10 REGULATORY MATTERS. Buyer shall, from the date hereof through the Closing Date, keep Seller advised with respect to any and all regulatory matters or proceedings affecting the Branch Office and shall promptly forward to Seller copies of all correspondence, notices, orders, memoranda or other written material received from any regulatory agency relating to the Branch Office and shall provide Seller full access to its regulatory files to the extent permitted by law.

      7.11 INTENTION OF THE PARTIES. It is the intention of the parties that all of the assets (under GAAP) of the Kansas Branch, including, but not limited to, any and all leases, contracts, agreements, other real estate owned, customer accounts, loans, hedges, swaps, cash on hand and records are being purchased by the Buyer pursuant to this Agreement and that all of the liabilities (under
GAAP) of the Kansas Branch, including, but not limited to, any deposits, retail repurchase accounts, leases, contractual obligations and all other obligations related to the assets are being assumed by the Buyer pursuant to this Agreement.

                        ARTICLE 8 - COVENANTS OF SELLER

      8.1   ACCESS TO RECORDS AND INFORMATION; PERSONNEL: CUSTOMERS.

            (a) Upon reasonable notice, Seller shall afford to the officers and authorized representatives of Buyer free and full access during regular business hours to the offices, properties, books, contracts, commitments and records of Seller in order that Buyer may have full opportunity to make such investigations as it shall desire of the Deposits, Retail Repos, Assets, Account Loans and the operations of the Branch Office. The officers of Seller shall furnish Buyer with such additional financial and operating data and other information relating to the assets, properties and business of the Branch Office as Buyer shall from time to time reasonably request. Seller shall consent, upon reasonable notice, to the review by the officers and authorized representatives of Buyer of the reports and working papers of Seller's independent auditors (upon reasonable advance notice) and to discussions by the officers and authorized representatives of Buyer with parties with which Seller has business relationships so long as such investigation is limited to the Branch Office.

      8.2   OPERATION IN ORDINARY COURSE. From the date hereof to the
Closing Date, Seller shall: (a) not engage in any transaction affecting the Branch Office, the Deposits, the Retail Repos or the Assets except in the ordinary course of business, and shall operate and manage the business of the Branch Office in the ordinary course consistent with past practices; (b) maintain the Branch Office in a condition substantially the same as on the date of this Agreement, reasonable wear and use excepted; (c) maintain its books of accounts and records in the usual, regular and ordinary manner; and (d) duly maintain compliance with all laws, regulatory requirements and agreements to which the Branch Office is subject or by which any of them is bound. Without limiting the generality of the foregoing, prior to the Closing Date, Seller shall not, without the prior written consent of Buyer, which consent shall not be unreasonably withheld:

            (a) fail to maintain the Assets in their present state of repair, order and condition, reasonable wear and tear excepted;

            (b) fail to maintain its books, accounts and records in accordance with generally accepted accounting principles consistently applied;

            (c) fail to comply in all material respects with all applicable laws and regulations relating to or affecting the operation of the Branch Office;

            (d) authorize or enter into any contract or amend, modify or supplement any material contract relating to or affecting the operation of the Branch Office;

            (e) take any action, or enter into or authorize any transaction, other than in the ordinary course of business and consistent with past practice, relating to or affecting the operation of the Branch Office;

            (f) do any act that, or omit to do any act the omission of which, could cause a breach of any contract, commitment or obligation relating to or affecting the operation of the Branch Office;

            (g) make any changes in its accounting systems, policies, principles or practices relating to or affecting the operation of the Branch Office;

            (h) enter into or renew any data processing service contract relating to or affecting the operation of the Branch Office;

            (i) make any change in any lease relating to the Branch Office;

            (j) cause the Branch Office to engage or participate in any material transaction or incur or sustain any material obligation except in the ordinary course of business;

            (k) cause the Branch Office to transfer to Seller's other operations or branches any (i) Account Loans, (ii) Fixed Assets, (iii) employees or (iv) Records, except upon the unsolicited request of a depositor in the ordinary course of business;

            (l) cause the Branch Office to transfer to Seller's other operations any Deposits or Retail Repos, except upon the unsolicited request of a depositor in the ordinary course of business;

            (m) make any loan or commitment for any loan for the account of the Branch Office that will constitute an Asset to be acquired by Buyer, except for loans and commitments that Seller legally is able to make and that are made in the ordinary course of business and that are not in excess of $250,000 for single family residential first loan mortgage loans and $100,000 for all other loans, unless Buyer shall have consented thereto, such consent to be presumed in the event the written credit recap shall have been provided to Buyer and Buyer shall have failed to object on or before the expiration of five Business Days thereafter;

            (n) undertake any actions that are inconsistent with a program to use all reasonable efforts to maintain good relations with employees employed at or customers of the Branch Office;

            (o) transfer, assign, encumber, or otherwise dispose of, or enter into any contract, agreement, or understanding to transfer, assign, encumber, or otherwise dispose of, any of the Assets except in the ordinary course of business;

            (p) invest in any Fixed Assets or improvements in excess of $2,500 at each of the Branch Office except for commitments previously disclosed to Buyer in writing, made on or before the date of this Agreement for replacements of furniture, furnishings and equipment, and for normal maintenance and refurbishing purchased or made in the ordinary course of business;

            (q) increase or agree to increase the salary, remuneration, or compensation of persons employed at the Branch Office other than in accordance with Seller's customary policies and past practices and/or any bank-wide changes, or pay or agree to pay any uncommitted bonus to any such employees other than regular bonuses granted based on historical practice; provided, however, Seller may, at its option (and without in any way assuming an obligation to do so), (i) make payments to or for employees in lieu of or as partial compensation for savings incentives or other employee benefits, and (ii) pay incentive compensation to such employees for purposes of retaining their services or maintaining Deposit levels through the Closing Date. Seller hereby agrees that no annual salary adjustments will be made without the prior written approval of Buyer;

            (r) fail to use its best efforts to preserve the present operations of the Branch Office intact, keep available the services of its present officers and employees or to preserve its present relationships with persons having business dealings with the Branch Office;

            (s) amend or modify any of its promotional, deposit account or account loan practices with respect to the Branch Office, other than amendments or modifications in the ordinary course of business or otherwise consistent with the provisions of this Agreement;

            (t) fail to maintain deposit rates at the Branch Office substantially in accord with past standards and practices; or

            (u) change or amend its schedules or policies relating to service charges or service fees at the Branch Office.

      8.3 ASSISTANCE IN OBTAINING REGULATORY APPROVALS. Seller agrees to use all reasonable efforts to assist Buyer in obtaining all regulatory approvals necessary to complete the transactions contemplated hereby, and Seller will provide at the earliest practicable time to Buyer or to the appropriate regulatory authorities all information reasonably required to be submitted by Buyer in connection with such approvals.

      8.4 NO ENCUMBRANCES. Between the date of this Agreement and the Closing Date, Seller will not create or suffer to exist any new Encumbrance on any of the Assets, or otherwise enter into any material transaction or make any material commitment relating to any of the Assets, without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

      8.5 CONSENTS. Seller shall secure all necessary corporate consents and all consents and releases required of third parties (except those involving Buyer) and shall comply with all applicable laws, regulations, and rulings in connection with this Agreement and the consummation of the transactions contemplated hereby.

      8.6 SOLICITATION OF ACCOUNTS. Prior to the Closing, Seller will not knowingly solicit Deposits or other financial products from persons who have any account or accounts with the Branch Office; provided, however, that the foregoing provision shall not limit the right of Seller to advertise for banking business from the public generally or at other offices of Seller.

      8.7 MAINTENANCE OF ACCOUNTS. Seller shall use its best efforts to retain at the Branch Office the Deposits and Retail Repos that are domiciled at the Branch Office as of the date of this Agreement.

      8.8 BOOKS AND RECORDS. Seller shall retain all books and records relating to the Branch Office that, due to the nature and format of the records of Seller for its branch offices, cannot be segregated from records relating to offices other than the Branch Office, but in connection with the Closing, Buyer shall receive possession of, and right, title and interest to and in, all such books and records that can be segregated from records relating to offices other than the Branch Office and are ordinarily maintained at or may be transferred to the Branch Office. In each case the books and records directly relating to Branch Office operations, assets, and liabilities prior to the Closing Date that are retained by one party shall be open for inspection by the other party and its authorized agents, representatives, and regulators during regular business hours after the Closing Date and the party with the right of inspection may, at its own expense, make such copies of and excerpts from such books and records as it may deem desirable. All books and records relating to Branch Office operations, assets, and liabilities prior to the Closing Date shall be maintained for a period that is at least the longer of the period required by law or the normal retention period under Seller's records management program unless the parties shall, applicable law permitting, agree upon a shorter period. Should one party's audit or inspection of records in another party's possession result in the second party's employees or agents having to devote any substantial amount of time or such party having to allocate facilities or equipment or having to incur any substantial costs, then the second party shall be entitled to reasonable reimbursement for all such costs incurred.

      8.9 INSURANCE POLICIES. Seller will maintain in effect through and until the Closing Date all current insurance policies set forth in SCHEDULE 8.9 of this Agreement or comparable policies of insurance as reasonably agreed to by Buyer and Seller.

      8.10  FURTHER ASSURANCES. On and after the Closing Date, Seller shall
(i) give such further assistance to Buyer and shall execute, acknowledge, and deliver all such instruments and take such further action as may be necessary and appropriate effectively to vest in Buyer full, legal, and equitable title to the Assets, and (ii) use its best efforts to assist Buyer in the orderly transfer of the Assets, Retail Repos and Deposits being acquired by Buyer; provided, however, that Seller need not incur any material costs or expenses in connection with the undertakings contained in this Article 8.10 unless such costs or expenses are paid by Buyer. In particular, and without limiting the generality of the foregoing:

            (a) As an accommodation to Seller and without assuming any liability to Seller, Seller will, for a period of one hundred twenty (120) days after the Closing Date, remit to Buyer, at the cost and expense of Buyer, promptly after receipt by Seller after the Closing Date at any of its other offices all payments relating to any Account Loans or amounts intended for deposit to the accounts that are part of the Deposits or otherwise relating to the Deposits or any Account Loans and after such one hundred twenty (120) day period Seller may return such items marked "Refer to Maker" with instructions on making payment to Buyer.

            (b) With respect to checks or drafts drawn against accounts that are Deposits, Seller will for a period of one hundred twenty (120) days after the Closing Date cooperate with Buyer and take all reasonable steps requested by Buyer in writing, at the cost and expense of Buyer, to ensure that, on and after the Closing Date, each such item that is coded for presentment to Seller or to any bank for the account of Seller is delivered to Buyer in a timely manner and in accordance with applicable law and clearing house rules or agreements. After such one hundred twenty (120) day period Seller may return such items marked "Refer to Maker."

            (c) As of the Closing Date all (i) ATM access cards issued by Seller to customers of the Branch Office who will not have ATM-accessible accounts with Seller after the Closing Date, and (ii) check guarantee cards issued by Seller to customers of the Branch Office who will not have checking accounts with Seller after the Closing Date, will be void. In connection with the notices to depositors described in Article 12.8 of this Agreement, Seller will notify customers in writing at least fifteen (15) Business Days prior to the Closing Date of such cancellation of the ATM access cards and check guarantee cards. Seller will take any other actions necessary or appropriate to limit, except as set forth in this Agreement or through Buyer's proper channels, customers' access after the Closing Date to funds transferred to Buyer pursuant to this Agreement.

            (d) Buyer and Seller agree to ensure an orderly transfer of all data tapes and processing information and to facilitate an electronic and systematic conversion of all applicable data regarding Account Loans, ATM Cards, Collection Accounts, Retail Repos and Deposits. Seller agrees to provide, at Seller's cost:
(i) within five (5) business days after the date of this Agreement, (a) all information necessary to complete such conversion processing, (b) the initial data processing pre-conversion file layout on paper, and (c) product definitions; (ii) within ten (10) business days of date of this Agreement, all data necessary to enable Buyer to calculate APY and APYE for the Deposits and otherwise to comply with Regulation DD, including rate history, back items, no books and interest calculation; (iii) no later than thirty (30) days prior to the Closing Date, provide the final data processing pre-conversion file packages; (iv) on a day-to-day basis subsequent to the preparation of the final pre-conversion tapes, provide information on any data processing system changes or additions; (v) as part of the data processing conversion, pay off all accrued interest on checking and money market accounts (but not CD's or passbooks), send statements on all accounts as required by Regulation DD, and book all savings account no-book items; and (vi) by 3:00 p.m. on the Business Date immediately succeeding the Closing Date, provide two sets of final data processing conversion file packages.

            (e) Seller will remove any supply of money orders, association checks, traveler's checks, and Seller's negotiable items located at the Branch Office on the Closing Date.

      8.11 CLOSE OF BUSINESS ON CLOSING DATE. On the Closing Date, Seller shall close the Branch Office for business not later than 3:00 p.m., whereupon representatives of Buyer shall have access to the Branch Office, under the supervision of representatives of Seller, to verify Seller's provision to Buyer of the documents, files and records relating to the Branch Office, including the Records. Thereafter, Buyer shall continue to have access to such information and materials as set forth in Articles 8.1(a) and 8.8 of this Agreement.

      8.12 SUPPLEMENTAL INFORMATION; DISCLOSURE SUPPLEMENTS. From time to time prior to the Closing, Seller will promptly disclose in writing to Buyer any matter hereafter arising that, if existing, occurring or known at the date of this Agreement would have been required to be disclosed or that would render inaccurate any of the representations, warranties or statements set forth in this Agreement. From time to time prior to the Closing, Seller will promptly supplement or amend the Schedules delivered in connection with the execution of this Agreement to reflect any matter that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedule or that is necessary to correct any information in such Schedule that has been rendered inaccurate thereby.

      8.13 REGULATORY MATTERS. Seller shall, from the date hereof through the Closing Date, keep the Buyer advised with respect to any and all regulatory matters or proceedings affecting the Branch Office and shall promptly forward to the Buyer copies of all correspondence, notices, orders, memoranda or other written material received from any regulatory agency relating to the Branch Office and shall provide the Buyer full access to its regulatory files to the extent permitted by law.

                       ARTICLE 9 - CONDITIONS TO CLOSING

      9.1 CONDITIONS TO THE OBLIGATIONS OF SELLER. Unless waived in writing by Seller, the obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions:

            (a) PERFORMANCE. Each of the acts and undertakings and covenants of Buyer to be performed at or before the Closing pursuant to this Agreement shall have been duly performed in all material respects.

            (b) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer contained in Article 5 of this Agreement shall be true, correct and complete on and as of the Closing Date with the same effect as though made on and as of the Closing Date; provided, however, that notwithstanding anything herein to the contrary, this Section 9.1(b) shall be deemed to have been satisfied even if such representations and warranties are not true and correct unless the failure of any of the representations and warranties to be so true and correct would have a material adverse effect upon the transactions contemplated by this Agreement.

            (c) FAIRNESS OPINION. Seller shall have received a written opinion from its financial advisor, acceptable to Seller and its counsel, that the consideration to be paid in connection with the transactions described herein is fair to the Seller from a financial point of view.

            (d) DOCUMENTS. Seller shall have received the following documents from Buyer:

                  (i) An executed copy of the Assignment and Assumption Agreement substantially in the form of EXHIBIT A hereto.

                  (ii) Resolutions of Buyer's Board of Directors, certified by its Secretary or Assistant Secretary, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                  (iii) A certificate of the Secretary or Assistant Secretary of Buyer as to the incumbency and signatures of officers.

                  (iv) A certificate signed by a duly authorized officer of Buyer stating that the conditions set forth in Articles 9.1(a) and (b) of this Agreement have been fulfilled.

                  (v) An executed copy of the Transfer Agreement attached hereto as EXHIBIT C.

                  (vi) As to each of the Branch Lease and the Office Lease, an executed Assignment and Assumption Agreement in the form of EXHIBIT D.

                  (vii) Such other instruments and documents as counsel for Seller may reasonably require as necessary or desirable for transferring to Buyer the obligation to pay the

Deposit liabilities and otherwise perform Seller's obligations that are being transferred to Buyer pursuant to this Agreement, all in form and substance reasonably satisfactory to counsel for Seller.

      9.2 CONDITIONS TO THE OBLIGATIONS OF BUYER. Unless waived in writing by Buyer, the obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions:

            (a) PERFORMANCE. Each of the acts and undertakings and covenants of Seller to be performed at or before the Closing pursuant to this Agreement shall have been duly performed in all material respects.

            (b) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller contained in Article 6 of this Agreement shall be true, correct and complete on and as of the Closing Date with the same effect as though made on and as of the Closing Date provided, however, that notwithstanding anything herein to the contrary, this Section 9.2(b) shall be deemed to have been satisfied even if such representations and warranties are not true and correct unless the failure of any of the representations and warranties to be so true and correct would have a material adverse effect upon the value of the Deposits, the Retail Repos or the Assets, the operations of the Branch Office, or the ability of Seller to perform its obligations under this Agreement.

            (c) NO MATERIAL ADVERSE CHANGE. Between the date of this Agreement and the Closing, no material adverse change shall have occurred with respect to the Branch Office, the Deposits, the Retail Repos, the Service Contracts, the Branch Lease, the Office Lease, the Loans to be acquired under the Loan Purchase Agreement, or the Assets to be acquired hereunder, it being understood, subject to the rights of Buyer under Section 9.3(a), that an increase in the allowance for loan and lease losses imposed upon Seller by the OTS attributable to the Loans to be acquired under the Loan Purchase Agreement shall not be considered a material adverse change with respect to such Loans.

            (d) FAIRNESS OPINION. Buyer shall have received a written opinion from its financial advisor, acceptable to Buyer and its counsel, that the consideration to be paid in connection with the transactions described herein is fair to the Buyer from a financial point of view.

            (e) DOCUMENTS. In addition to the documents described elsewhere in this Article 9.2, Buyer shall have received the following documents from Seller:

                  (i) Resolutions of Seller's Board of Directors, certified by its Secretary or Assistant Secretary, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                  (ii) A certificate from the Secretary or Assistant Secretary of Seller as to the incumbency and signatures of officers.

                  (iii) A certificate signed by a duly authorized officer of Seller stating that the conditions set forth in Articles 9.2(a), (b) and (c) of this Agreement have been satisfied.

                  (iv) An executed Assignment and Assumption Agreement and an executed Bill of Sale and Assignment in the forms of EXHIBITS A and B hereto.

                  (v) A final customer list as set forth in Article 12.8(a) of this Agreement.

                  (vi) An affidavit of non-foreign status as required by Section 1445 of the Internal Revenue Code of 1986, as amended.

                  (vii) The holds and stop payment information described in
Article 12.2 of this Agreement.

                  (viii) An executed copy of the Transfer Agreement attached hereto as EXHIBIT C.

                  (ix) As to each of Branch Lease and the Office Lease, an executed Assignment and Assumption Agreement in the form of EXHIBIT D.

                  (x) All consents required for the transaction, including consents to the transfer of the Branch Lease, the Office Lease and Service Contracts.

                  (xi) SCHEDULES 6.5 and 6.13, (Deposits, Retail Repos and Account Loans), updated through the Closing Date and acceptable to Buyer and a Schedule of the Cash on Hand as of the Closing.

                  (xii) A Landlord Estoppel Certificate for each of the Branch Lease and the Office Lease in the form attached hereto as EXHIBIT E.

                  (xiii) The Name Rights Agreements, executed by Buyer, Seller, and Community First Financial Group, Inc., in the form of EXHIBITS F, G AND H.

                  (xiv) All data files and records relating to the Assets, the Retail Repos and the Deposits provided, however, that (i) Seller shall not be required to provide to Buyer records maintained at the Branch that relate solely to non-Branch matters and (ii) Seller may retain copies of records relating both to the Assets Retail Repos and Deposits and to non-Branch matters.

                  (xv) Such other documents or instruments as counsel for Buyer may reasonably require as necessary or desirable for transferring, assigning and conveying to Buyer, the Branch Lease, the Office Lease, the Service Contracts, the Retail Repos, the Deposits and good, marketable and insurable title to the Assets to be transferred to Buyer pursuant to this Agreement, all in form and substance reasonably satisfactory to counsel of Buyer.

            (f) SCHEDULES. The Schedules and information delivered to Buyer pursuant to Article 8 hereof shall be acceptable to Buyer in its reasonable discretion.

      9.3   CONDITION TO THE OBLIGATIONS OF SELLER AND BUYER.

            (a) REGULATORY APPROVALS. All required licenses, approvals, and consents of any relevant federal, state, or other regulatory agency shall have been obtained without any conditions or other requirements reasonably deemed materially burdensome by either Seller or Buyer, and all necessary conditions of those licenses, approvals, and consents shall have been fully satisfied, all in form and substance satisfactory to Buyer. It is understood that a condition to the approval or consent of the OTS to the transactions described herein requiring an increase by Buyer in risk-based or tangible capital above 11% and 6% respectively, shall be considered a condition reasonably deemed materially burdensome by Buyer.

            (b) ABSENCE OF PROCEEDINGS AND LITIGATION. No order shall have been entered and remain in force at the Closing Date restraining or prohibiting any of the transactions contemplated by this Agreement in any legal, administrative or other proceeding, and no action or proceeding shall have been instituted or threatened on or before the Closing Date seeking to restrain or prohibit the transactions contemplated by this Agreement.

            (c) CLOSING OF LOAN SALE AGREEMENT. All conditions to the closing of the transactions contemplated under the Loan Sale Agreement shall have been satisfied and the transactions contemplated thereunder shall have closed or shall close concurrently with the Closing hereunder.

                            ARTICLE 10 - TERMINATION

      10.1 TERMINATION. This Agreement shall terminate and be of no further force or effect as between the parties, except as to liability for breach of any duty or obligation arising prior to the date of termination, upon the occurrence of any of the following conditions:

            (a) The expiration of ten (10) Business Days after any governmental agency shall have denied or refused to grant the approvals or consents required to be obtained pursuant to this Agreement, unless within said ten (10) Business Day period Buyer and Seller agree to submit or resubmit an application to, or appeal the decision of, the regulatory authority that denied or refused to grant approval thereof,

            (b) The expiration of twenty (20) Business Days from the date that either party has given notice to the other party of such other party's material breach or misrepresentation of any obligation, warranty, representation, or covenant in this Agreement; provided, however, that no such termination shall take effect if within said twenty (20) Business Day period the party so notified shall have fully and completely corrected the grounds for termination as specified in such notice; provided further, however, that no such termination shall take effect if within twenty (20) Business Days of the failure by the notified party to make such correction within said twenty (20) day period, the notifying party delivers to the notified party a written election not to terminate this Agreement notwithstanding such breach or misrepresentation, and any such election to proceed shall not waive such party's right to seek damages or other equitable relief,

            (c) The failure to consummate the transactions provided for in this Agreement by December 31, 2001 unless the date is extended by the mutual written agreement of the parties;

            (d) The mutual written consent of the parties to terminate;

            (e) By Seller, if any of the conditions set forth in Section 9.1 hereof have not been satisfied by December 31, 2001 (or such earlier time as it becomes apparent that such condition will not be met), unless the relevant condition shall have failed to occur as a result of any material act or omission by Seller; or

            (f) By Buyer, if any of the conditions set forth in Section 9.2 hereof have not been satisfied by December 31, 2001 (or such earlier time as it becomes apparent that such condition will not be met), unless the relevant condition shall have failed to occur as a result of any material act or omission by Buyer.

      Notwithstanding anything to the contrary contained in this Agreement, neither party hereto shall have the right to terminate this Agreement on account of its own breach or any immaterial breach by the other party.

                             ARTICLE 11 - EMPLOYEES

      11.1 EMPLOYEES. Buyer shall offer employment to all of Seller's employees employed at or in connection with the Branch Office; provided that nothing herein shall be construed as an employment contract or agreement enforceable by any employee. All employees of the Branch Office will have their earned compensation and accrued vacation time compensation paid in full by Seller through the Closing Date.

      11.2 EMPLOYEE MATTERS. Buyer and Seller shall follow the procedures outlined below in dealing with employees of the Branch Office regarding employment after the Closing Date.

            (a) A complete list of all active employees of the Branch Office is attached hereto as SCHEDULE 11.2.

            (b) Nothing in this Article 11 is intended, nor shall it be construed, to confer any rights or benefits upon any person other than Buyer and Seller.

            (c) If the transactions contemplated by this Agreement are not consummated for any reason, Buyer shall not solicit for hire any employee listed in SCHEDULE 11.2 for a period of five years from the date of termination of this Agreement, provided, however, that nothing herein shall prohibit Buyer from publishing general advertisements for employment or hiring persons who respond to such advertisements.

      Buyer shall have the right but not the obligation prior to the Closing to provide training to any Employees that will become employees of Buyer after the Closing as set forth in this Section 11.2. Such training shall be at the expense of Buyer and shall be conducted during normal business hours, or, if the foregoing is not possible, after business hours at a location other than the Branches. At the request of Buyer, Seller shall compensate employees, in accordance with Seller's customary policies and practices, for the Employee's time spent being trained by Buyer and the Employees' reasonable reimbursable expense. Seller shall cooperate with Buyer to make such Employees available for such training prior to the Closing.

      11.3  EMPLOYEE BENEFITS.

            (a) Subject to any limitation or restriction imposed by ERISA, as amended, or any insurance or benefit plan of Buyer, all employees at the Branch Office who become employees of Buyer ("Transferred Employees") will retain the initial date of service as calculated by Seller solely for purposes of determining seniority credit for determination of eligibility for retirement and vacation benefits (provided however, that vacation days for Transferred Employees will be prorated as of the Closing Date on the basis of a 365-day year).

            (b) Buyer is not assuming, nor shall it have responsibility for the continuation of, any liabilities under or in connection with:

                  (i) any employment contract, collective bargaining agreement, plan or arrangement providing for insurance coverage or for deferred compensation, bonuses, stock options, or other forms of incentive compensation or post-retirement compensation or benefits, written or implied, which is entered into or maintained, as the case may be, by Seller; or

                  (ii) any "employee benefit plan" as defined in Section 3(3) of ERISA as maintained, administered, or contributed to by Seller and covering any employees.

            (c) Transferred Employees shall be entitled to participate in the benefit plans and arrangements of Buyer subject to all of the terms and conditions of such plans or arrangements and Buyer agrees, to the extent permissible, to waive any waiting period for participation in Buyer's health insurance plan.

      11.4 EMPLOYEE DOCUMENTS. Within 15 Business Days of the date of this Agreement, Seller will deliver to Buyer copies of its corporate benefit information. Buyer also will be given access to employees at the Branch Office and, upon receipt of a written consent and release from an employee, will be delivered copies of such employee's personnel files including, but not limited to, copies of each written employment agreement and a written description of the terms of oral employment agreements for such employee, if any. Upon receipt of a written consent and release from an employee, Buyer shall have the right to review all of that employee's personnel file.

      11.5 COMPLIANCE WITH COBRA. Notwithstanding anything herein to the contrary, to the extent required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") or applicable state law, any employee of Seller terminated by Seller as a result of this transaction shall be entitled to continued coverage that shall be administered by Seller and the required notices concerning this coverage will be provided by Seller.

                         ARTICLE 12 - OTHER AGREEMENTS

      12.1 RETURNED ITEMS. Any items that were credited for deposit to an account at the Branch Office prior to the Closing Date and are returned unpaid ("Returned Items") within ten (10) Business Days after the Closing Date will be handled in the following manner:

            (a) If Buyer's bank account is charged for the Returned Item, Buyer will use its best efforts to obtain reimbursement from the account to which, or from the party to whom, the Returned Item was credited. If there are sufficient funds in the account to which such Returned Item was credited or any other accounts on deposit at the Branch Office or at any other branch office of Buyer standing in the name of the party liable for such item, Buyer will debit any or all of such accounts an amount equal in the aggregate to the Returned Item. If those accounts do not contain funds sufficient to reimburse Buyer fully (for reasons other than Buyer's breach of Article 12.2 of this Agreement), Seller will, upon notice from Buyer immediately repay to Buyer the amount of the Returned Item and Buyer will assign the Item to Seller for collection.

            (b) If Seller's bank account is charged for the Returned Item and if there are sufficient funds in the account to which such Returned Item was credited or any other accounts on deposit at the Branch Office or at any other branch office of Buyer standing in the name of the party liable for such item, Buyer will debit any or all of such accounts an amount equal in the aggregate to such Returned Item and shall repay that amount to Seller. If there are not sufficient funds in the accounts (for reasons other than Buyer's breach of Article 12.2 of this

Agreement), Buyer will have no obligation to repay Seller an amount in excess of what is in the accounts unless and until Buyer obtains reimbursement from the party liable for such Returned Item.

            (c) If Buyer receives the Returned Item more than ten (10) days from the date funds were credited, and there are insufficient funds in the account credited, Buyer shall notify the Seller before 12:00 noon on the day the Returned Items are received, and Seller, upon notice from the Buyer, immediately will return the item for late reclamation.

      12.2 HOLDS AND STOP PAYMENT ORDERS. Holds and stop payment orders that have been placed by Seller on particular accounts or on individual checks, drafts or other instruments before the Closing Date will be continued by Buyer under the same terms after the Closing Date. Seller will deliver to Buyer at the Closing a complete schedule of such holds and stop payment orders and documentation relating to the placing thereof

      12.3 ACH ITEMS. Seller and Buyer will use their best efforts to transfer all ACH arrangements to Buyer as soon as possible after the Closing Date. At least fifteen (15) Business Days prior to the Closing Date, Seller will deliver to Buyer (i) a listing of account numbers for all accounts being assumed by Buyer subject to ACH Items and Recurring Debit arrangements, and (ii) all other records and information necessary for Buyer to administer such arrangements. Buyer shall continue such ACH arrangements and such Recurring Debit arrangements as are originated and administered by third parties and for which Buyer need act only as processor; Buyer shall have no obligation to continue Recurring Debit arrangements that were originated or administered by Seller, and Seller, if so directed by Buyer, shall terminate such arrangements on or prior to the Closing Date. After the Closing Date Seller will use its best efforts by 11:00 a.m. on each Business Day, to (1) telecopy or deliver to Buyer, at such address as Buyer may from time to time designate, a detailed listing of all debits and credits of ACH Items or Recurring Debit activity affecting the Deposits during the prior Business Day, and (ii) remit by wire transfer to Buyer all ACH Item funds then known by Seller that are intended for Deposit accounts being transferred to Buyer; provided, however, that Seller's obligation to deliver such summaries of its expenses and to forward such ACH Items shall continue only until one hundred twenty (120) days after the Closing Date. Thereafter, Seller will return all ACH Items to the paying party. All amounts due and not paid by 11:00 a.m. on the date payment is due shall accrue interest at a rate equal to the Fed Funds Rate as of the date such payment is due.

      12.4 CHECKING ACCOUNTS. As soon as possible but in no case later than thirty (30) business days following the Closing Date, Buyer, at its sole expense, will provide holders of accounts that may be accessed by checks, new checks MICR encoded with Buyer's routing and transit numbers and the Buyer customer identification number. Seller will pass through to Buyer checks received by it drawn on accounts transferred to Buyer pursuant to this Agreement for a period of sixty (60) days following the Closing Date. Buyer accepts full responsibility to either pay the items or return them in accordance with the customer agreement and the State Uniform Commercial Code. During the sixty (60) day period, Seller will give Buyer a daily accounting of debits to its clearing account. Buyer shall immediately reimburse Seller by wire for such debits.

      For a period of sixty (60) days following the Closing Date, Seller, at its sole expense, will outsort all Branch Office checks (inclearings) and prepare them to be couriered to Buyer at a location designated by Buyer. Buyer will arrange and pay for all couriers necessary in regard to check processing activity during this period. Buyer will settle for the gross dollar amount of outsorted Branch Office checks by wire transfer on the day that Buyer receives the daily accounting of debits from Seller and as long as the information provided by Seller is accurate and received generally before 11:00 a.m., Buyer will pay Seller interest on that amount from and including the day that Seller's bank is debited for such items to and not including the date Seller receives reimbursement from Buyer at a rate equal to the Fed Funds Rate as of the date Seller's bank is debited. For a period of sixty (60) days after the Closing Date, Seller's data processing center will prepare a tape of the inclearings for the Branch Office in a format acceptable to Buyer and courier the tape and cash letter nightly to Buyer's service bureau and deliver the checks promptly thereafter. All rejected checks written on accounts transferred to Buyer pursuant to this Agreement are to be the responsibility of the Buyer. After the sixty (60) day period, Seller may return such items marked "Refer to Maker." Buyer shall reimburse Seller for all its reasonable costs incurred in taking any additional action as provided herein after sixty (60) days at Buyer's request or with Buyer's consent not to be unreasonably withheld.

      12.5 WITHHOLDING. Seller shall deliver to Buyer (i) within three (3) Business Days after the Closing Date a list of all "B" (TINs do not match) and "C" (under reporting/IRS imposed withholding) notices from the IRS imposing withholding restrictions, and (ii) for a period of one hundred twenty (120) days after the Closing Date, all notices received by Seller from the IRS releasing withholding restrictions on Deposit accounts transferred to Buyer pursuant to this Agreement. Any amounts required by any governmental agency to be withheld from any of the Deposits or Retail Repos (the "Withholding Obligations") will be handled in the following manner:

            (a) Any Withholding Obligations required to be remitted to the appropriate governmental agency prior to the Closing Date will be withheld and remitted by Seller and any other sums withheld by Seller pursuant to Withholding Obligations prior to the Closing Date shall also be remitted by Seller to the appropriate governmental agency on or prior to the time they are due.

            (b) Any Withholding Obligations required to be remitted to the appropriate governmental agency on or after the Closing Date with respect to Withholding Obligations after the Closing Date and not withheld by Seller as set forth in Article 12.5(a) above will be remitted by Buyer.

            (c) Any penalties described on "B" notices from the IRS or any similar penalties that relate to Deposit accounts opened by Seller prior to the Closing Date will be paid by Seller promptly upon receipt of the notice providing such penalty assessment resulted from Seller's acts, policies or omissions.

      12.6 RETIREMENT ACCOUNTS. Seller will provide Buyer with the proper trust documents for any Retirement Accounts assumed by Buyer under Article 2.2 of this Agreement. Seller shall be responsible for all federal and state income tax reporting of Retirement Accounts for the period of time during the calendar year 2001 prior to the Closing Date. Buyer shall be responsible for all federal and state income tax reporting for the period of time during the calendar year 2001 from and after the Closing Date.

      12.7 INTEREST REPORTING. Seller shall report from January 1, 2001 through the Closing Date all interest credited to, interest withheld from, and early withdrawal penalties charged to the Deposits that are assumed by Buyer under this Agreement. Buyer shall report from the Closing Date through the end of the calendar year all interest credited to, interest withheld from, and early withdrawal penalties charged to the Deposits assumed by Buyer. Said reports shall be made to the holders of these accounts and to the applicable federal and state regulatory agencies. On or before fifteen days after Closing, Seller will send statements to all customers covering the period from January 1, 2001 through the Closing Date, which include all no book transactions unless otherwise directed by the Buyer prior to ten days after Closing. Copies of these statements will be delivered to Buyer promptly after sending them to the customers.

      12.8  NOTICES TO DEPOSITORS.

            (a) Seller shall provide Buyer an intermediate customer list of the accounts to be assumed by Buyer pursuant to this Agreement, together with a tape thereof, as of month-end prior to the scheduled Seller mailing referred to in
Article 12.8(b) below. Seller shall provide Buyer a final customer list of the Deposits transferred as of the Closing Date pursuant to this Agreement with the data processing tapes.

            (b) After receipt of all regulatory approvals and, with the concurrence of the OTS, at least fifteen (15) Business Days before the Closing Date, Seller shall mail notification to the holders of the Deposits to be assumed that, subject to closing requirements, Buyer will be assuming the liability for the Deposits. Such notification(s) shall include notice that Buyer will not continue services to depositors provided by Seller but not routinely offered by Buyer. The notification(s) will be based on the list referred to in
Article 12.8(a) above and a listing maintained at the Branch Office of the new accounts opened since the date of said list. Seller shall provide Buyer with the documentation of said listing up to the date of Seller's mailing. Buyer shall send notification(s) to the same holders either together with Seller's mailing, in which case Buyer and Seller shall equally share the costs of such mailing and Buyer shall not delay the timing of such mailing, or within three (3) days after Seller's notification setting out the details of its administration of the assumed accounts. Each party shall obtain the approval of the other on its notification letter(s). Except as otherwise provided herein, each party will be responsible for the cost of its own mailing. After such notification, Buyer may, at its own expense, send brochures, bulletins and other communications to depositors and other customers concerning the business and operations of Buyer.

            (c) At least fifteen (15) Business Days before the Closing Date, Seller will prominently and continuously display a sign in the Branch Office stating that the Branch Office will be closed at 3:00 p.m. on the Closing Date.

            (d) After the effective date of any mailing regarding account services by Buyer, Buyer will provide copies of such materials to Seller for distribution at the Branch Office at the time new services are acquired.

      12.9  CARD PROCESSING AND OVERDRAFT COVERAGE.

            (a) Seller will provide Buyer with a list of ATM card holders and a magnetic tape no later than 30 days prior to the Closing Date; provided, however, Buyer shall not use such list to contact the card holders prior to regulatory approval of the transactions contemplated by this Agreement.

            (b) All customers at the Branch Office with overdraft coverage shall be provided similar overdraft coverage, if available, by Buyer after the Closing. Buyer shall purchase at the Closing any overdraft balances as of the Closing Date.

      12.10 REIMBURSEMENTS.

            (a) For a period of one hundred twenty (120) days after the Closing Date, Seller will promptly reimburse Buyer for (i) any amount Buyer refunds to customers of the Branch Office in interest adjustments after the Closing Date arising out of errors occurring prior to the Closing Date, and (ii) any amount that Buyer is required to refund to customers of the Branch Office after the Closing Date as a result of the cancellation of services formerly provided by Seller, in accordance with a schedule of service charges, for which such customers had prepaid Seller prior to the Closing Date, provided Buyer does not offer those services as of the date of this Agreement.

            (b) For a period of 120 days after the Closing Date, Seller will promptly reimburse Buyer for any and all amounts paid by Buyer that are in excess of a customer's deposit balance (including line of credit) that were made with a debit card or check guarantee card prior to the Closing Date, provided that Buyer uses its reasonable best efforts to consult Seller before paying any such items.

      12.11 TAXPAYER INFORMATION. Seller shall deliver to Buyer within three (3) Business Days after the Closing Date: (i) TINs (or record of appropriate exemption) for all holders of Deposit accounts or Retail Repos acquired by Buyer pursuant to this Agreement; and (ii) all other information in Seller's possession or reasonably available to Seller required by applicable law to be provided to the IRS with respect to the Assets and Deposit accounts transferred pursuant to this Agreement and the holders thereof, except for such information that Seller will report on pursuant to Articles 12.5 and 12.7 of this Agreement (collectively, the "Taxpayer Information"). Seller hereby certifies that such information, when delivered, shall accurately reflect the information provided by Seller's customers. Seller shall, according to the terms of Article 13.2 of this Agreement, indemnify, hold harmless and defend Buyer, Buyer's subsidiaries and Buyer's Affiliates from and against any and all damages, losses, liabilities, costs, claims, obligations, or expenses, including legal fees and expenses and fines and penalties arising from or incurred or imposed in connection with any inaccuracy, act, or omission by Seller in connection with the collection, recording, filing with appropriate governmental agencies, or delivery to Buyer of the Taxpayer Information.

                        ARTICLE 13 - GENERAL PROVISIONS

      13.1 SURVIVAL. All representations and warranties made by the parties to this Agreement shall expire on the Closing Date.

      13.2 BROKER'S FEES. Each of the parties represents and warrants to the other that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement, and that no action has been taken that would give rise to any valid claim for brokerage commission, finder's fee or other like commission. Seller and Buyer each undertake to indemnify and hold harmless the other against any loss, liability, damage, cost, claim, or expense incurred by reason of any brokerage commission, or finder's fee alleged to be payable because of any act, omission or statement of the indemnifying party.

      13.3 PUBLICITY AND NOTICES. The form of notice of a proposed transaction required by regulation will be published no earlier than three (3) calendar days before and no later than three (3) calendar days after the filing of the application with regulatory authorities. The cost of such publications will be the shared equally by Seller and Buyer. The parties shall consult with one another prior to, and provide a copy to the other after issuance of, any press release or other public announcements about the transaction contemplated herein.

      13.4 ATTORNEYS' FEES. Each party shall bear the cost of its own attorney's fees incurred in connection with the preparation of this Agreement and consummation of the transactions described herein. Notwithstanding the foregoing, in any action between the parties seeking enforcement of any of the terms and provisions of this Agreement or in connection with any of the property described herein, the prevailing party in such action shall be awarded, in addition to damage, injunctive or other relief, its reasonable costs and expenses, not limited to taxable costs, and reasonable attorney's fees and expenses as determined by the court.

      13.5 REGULATORY FEES. Each party shall bear the cost of its own regulatory application fees incurred in connection with this Agreement.

      13.6 NO THIRD PARTY BENEFICIARIES. This Agreement is not intended nor should it be construed to create any express or implied rights in any third parties.

      13.7 NOTICES. All notices, requests, demands, and other communication given or required to be given under this Agreement shall be in writing, duly addressed to the parties as follows:

            To Seller:        Harrington Bank, FSB
                              722 East Main Street
                              Richmond, Indiana 47374
                              Facsimile: 765-966-0059
                              Attn: John Fleener
                              Title: Chief Financial Officer

            With a copy to:   Kelley, Drye & Warren, LLP
                              8000 Towers Crescent Drive
                              Suite 1200
                              Vienna, Virginia 22182
                              Attn:  Norman B. Antin, Esq.
                                     Jeffrey D. Haas, Esq.

            To Buyer:         Los Padres Bank, FSB
                              610 Alamo Pintado
                              Solvang, California 93463
                              Facsimile: 805-688-4959
                              Attn: William W. Phillips, Jr.
                              President

            With copy to:     Manatt, Phelps & Phillips, LLP
                              11355 W.  Olympic Blvd.
                              Los Angeles, California 90064
                              Facsimile: 310-312-4224
                              Attn: Andrew Erskine, Esq.

      Any such notice sent by registered or certified mail, return receipt requested, shall be deemed to have been duly given and received forty-eight (48) hours after the same is so addressed and mailed with postage prepaid. Notice sent by any other manner shall be effective only upon actual receipt thereof.

      13.8 ASSIGNMENT. This Agreement may not be assigned by either party without the prior written consent of the other party, and any attempted assignment in violation of this section is void.

      13.9 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the parties hereto and their respective heirs, successors or representatives.

      13.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California.

      13.11 ENTIRE AGREEMENT. This Agreement, together with the Schedules and Exhibits hereto, contains all of the agreements of the parties to it with respect to the matters contained herein and no prior or contemporaneous agreement or understanding, oral or written, pertaining to any such matters shall be effective for any purpose. No provision of this Agreement may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest and expressly stating that it is an amendment of this Agreement.

      13.12 HEADINGS. The headings of this Agreement are for purposes of reference only and shall not limit or define the meaning of the provisions of this Agreement.

      13.13 SEVERABILITY. If any paragraph, section, sentence, clause, or phrase contained in this Agreement shall become illegal, null or void, or against public policy, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null or void, or against public policy, the remaining paragraphs, sections, sentences, clauses, or phrases contained in this Agreement shall not be affected thereby.

      13.14 WAIVER. The waiver of any breach of any provision under this Agreement by any party hereto shall not be deemed to be a waiver of any preceding or subsequent breach under this Agreement.

      13.15 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which shall constitute one and the same instrument.

      13.16 FORCE MAJEURE. No party shall be deemed to have breached this Agreement solely by reason of delay or failure in performance resulting from a natural disaster or other act of God. The parties agree to cooperate in an attempt to overcome such a natural disaster or other act of God and consummate the transactions contemplated by this Agreement, but if either party reasonably believes that its interests would be materially and adversely affected by proceeding, such party shall be excused from any further performance of its obligations and undertakings under this Agreement.

      13.17 SCHEDULES. All information set forth in the Schedules hereto shall be deemed a representation and warranty of Seller as to the accuracy and completeness of such information.

      13.18 KNOWLEDGE. Whenever any statement in this Agreement or in any list, certificate or other document delivered to any party pursuant to this Agreement is made "to the knowledge" or "to the best knowledge" of any party, such knowledge shall mean facts and other information that an officer of such party knows or reasonably should know.

      IN WITNESS WHEREOF, the parties hereto have duly authorized and executed this Agreement as of the date first above written.

                                    HARRINGTON BANK, FSB


                                    By: /s/ Craig Cerny
                                        --------------------------------
                                        Name: Craig Cerny
                                        Title: President


                                    By: /s/ John Fleener
                                        --------------------------------
                                        Name: John Fleener
                                        Title: Chief Financial Officer



                                    LOS PADRES BANK, FSB


                                    By: /s/ William Phillips, Jr.
                                        --------------------------------
                                        Name: William Phillips, Jr.
                                        Title: President

                                    EXHIBIT A

                       ASSIGNMENT AND ASSUMPTION AGREEMENT

      This Assignment and Assumption Agreement dated , 2001, ("Assignment Agreement") is executed pursuant to and subject to the terms and conditions of the Purchase and Assumption Agreement dated May 30, 2001 (the "Agreement") by and between Los Padres Bank, FSB, a federally chartered savings association ("Buyer"), and Harrington Bank, FSB, a federally chartered savings association ("Seller"). Capitalized terms not otherwise defined herein will have the meanings assigned to them in the Agreement.

      For value received, the sufficiency of which is hereby acknowledged, it hereby is agreed:

      1. Seller hereby assigns, transfers and conveys to Buyer all of its rights and interests in and to the Deposits and Retail Repos. The Deposits and Retail Repos hereby assumed are described in SCHEDULE 6.5 to the Agreement, as revised and updated as of this Assignment Agreement. Buyer may administer the Deposit accounts and Retail Repos acquired from Seller pursuant to Buyer's own internal policies and procedures, and Buyer shall have no liability or obligation to maintain in effect the policies and procedures of Seller governing administration of the Deposit accounts after the Closing Date.

      2. Seller hereby assigns, transfers and conveys to Buyer all of its rights and interests under the Service Contracts that are identified on SCHEDULE 6.20 to the Agreement, a copy of which is attached hereto.

      3. Seller represents that it has the full right, power and authority to assign, transfer and convey such Deposits, Retail Repos and Service Contracts to Buyer.

      4. Buyer hereby accepts the foregoing assignment and assumes and agrees to perform all of the duties and obligations to be performed by Seller arising subsequent to the date hereof under the terms of the Service Contracts, the Deposits, and the Retail Repos and Buyer further agrees to indemnify and hold Seller harmless from any liability or claim for performance or non-performance by Buyer of such duties and obligations.

      5. Seller represents that it has performed all of its duties and obligations under the Deposits, Retail Repos and Service Contracts existing on or prior to the date hereof and Seller for itself, and its successors and assigns, expressly acknowledges its responsibility for all such duties and obligations existing on or prior to the date hereof and agrees to indemnify and hold Buyer harmless from any liability or claims for performance or non-performance by Seller of such duties and obligations.

      6. The Deposits, Retail Repos and Service Contracts herein transferred and assigned will be construed to be in addition to any other assignment of property or rights made by Seller to Buyer on this date, and the effect to be given to this instrument will be cumulative with and not in limitation of any other rights granted by Seller to Buyer pursuant to the Agreement or otherwise.

      7. Seller hereby constitutes and appoints Buyer, its successors and assigns, the true and lawful attorney of Seller, with full power of substitution, in the name and stead of Seller, but on behalf of and for the benefit of Buyer, its successors and assigns, to demand and receive any and all of the Deposits or Retail Repos that are hereby assigned, transferred, conveyed and delivered to Buyer, and from time to time to institute and prosecute actions, suits and demands in the name of Seller, or otherwise, for the benefit of Buyer, its successors or assigns, which Buyer, its successors or assigns, may deem property in order to collect or reduce to possession any of such Deposits or Retail Repos or to enforce any claim or right of any kind in respect thereof and to do all acts and things in relation to such Deposits or Retail Repos that Buyer, its successors or assigns, will deem desirable, Seller hereby declaring that the foregoing powers are coupled with an interest and are not revocable and will not be revoked by Seller.

      8. Seller hereby agrees that it, from time to time, at the reasonable request of Buyer and without further consideration, will execute and deliver such further instruments of conveyance, transfer and assignment and will take such other action as Buyer reasonably may request in order more effectively to convey and transfer to Buyer the Deposits, Retail Repos and Service Contracts transferred hereunder.

      9. This instrument will be binding upon, and inure to the benefit of the parties hereto and their respective successors and assigns.

      IN WITNESS WHEREOF, Seller and Buyer have caused this Assignment Agreement to be signed on their respective behalfs by their duly authorized offices and their respective corporate seals to be hereunto affixed, all as of the day and year first above written.

                                         HARRINGTON BANK, FSB
ATTEST:

By:                                      By:
    --------------------------------         -----------------------------------
Name:                                    Name:
      ------------------------------           ---------------------------------
Title:                                   Title:
       -----------------------------            --------------------------------

                                         LOS PADRES BANK, FSB
ATTEST:

By:                                      By:
    --------------------------------         -----------------------------------
Name:                                    Name:
      ------------------------------           ---------------------------------
Title:                                   Title:
       -----------------------------            --------------------------------

                                    EXHIBIT B

                           BILL OF SALE AND ASSIGNMENT

      For good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Harrington Bank, FSB, a federally chartered savings association ("SELLER"), does hereby assign, grant, sell, transfer, and deliver to Los Padres Bank, FSB, a federally chartered savings association ("BUYER"), in accordance with that certain Purchase and Assumption Agreement dated May 30, 2001, by and between SELLER and BUYER (the "Agreement"), all right, title and interest in and to all Assets, as such capitalized term is defined in the Agreement.

      SELLER hereby represents and warrants to BUYER that SELLER is the absolute owner of said Assets, that said Assets are free and clear of all liens, charges, encumbrances, options, agreements or restrictions of any kind and that SELLER has full right, power and authority to sell said Assets and to make this bill of sale.

      SELLER hereby covenants and agrees to execute and deliver to BUYER or its assigns such other and further agreements, assignments, documents or instruments of conveyance, assignment and transfer, and to do such other things and to take such actions, supplemental or confirmatory, as may reasonably be requested by BUYER or its assigns for the purpose of or in connection with (i) the transfer to BUYER of such good and marketable title to the assets transferred, assigned and conveyed hereunder, (ii) otherwise to evidence such transfer, assignment or conveyance to BUYER, or (iii) otherwise to fulfill and discharge SELLER's obligations under the Agreement.

      SELLER acknowledges that BUYER does not assume and shall have no liability for any debts, liabilities or obligations of SELLER of any kind whatsoever except as specifically set forth in the Agreement or in any other writing executed by BUYER.

      This Bill of Sale and Assignment has been duly executed by SELLER as of _____ ___.m. on the ___________ day of ___________________, 2001.

                                    HARRINGTON BANK, FSB



                                    By:
                                        --------------------------------------
                                    Name:
                                          ------------------------------------
                                    Title:
                                           -----------------------------------

                                    EXHIBIT C

                      RETIREMENT ACCOUNT TRANSFER AGREEMENT

      This Agreement (the "Transfer Agreement") is made between Los Padres Bank, FSB, a federally chartered savings association ("Successor Trustee"), and Harrington Bank, FSB, a federally chartered savings association ("Resigning Trustee"). Capitalized terms not defined herein shall have the meanings assigned to them in the Agreement (defined below).

                                    RECITALS

      A. Resigning Trustee has served as trustee with respect to certain retirement accounts (collectively, the "Plans"), included within the Purchase and Assumption Agreement dated May 30, 2001 by and between Resigning Trustee and Successor Trustee (the "Agreement"), the funds of which are domiciled at the Branch Office (as defined in the Agreement).

      B. Pursuant to the Agreement, Successor Trustee is acquiring from Resigning Trustee certain Deposits, including Deposits that constitute funds of the Plans.

      C. In connection with the acquisition of such Deposits Successor Trustee will succeed to the trusteeship of the Plans and become successor trustee in the place of Resigning Trustee.

      D. The parties deem it necessary and advisable to execute this Transfer Agreement in order to describe the terms of transfer of the Plans and the duties and responsibilities of the parties with regard thereto.

      E. Execution of this Transfer Agreement is an element of the consideration for the execution by the parties of the Agreement and a condition to closing thereunder.

                               TRANSFER AGREEMENT

      Now, therefore, in consideration of premises stated above, the mutual promises contained herein and in the Agreement, and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties hereby agree as follows:

      1. As of the close of business on the Closing Date, or such other date and time as the parties may fix (the "Transfer Date"), the Resigning Trustee shall assign, transfer and deliver to the Successor Trustee as set forth in the Agreement, funds and Deposits, domiciled in Resigning Trustee's Branch Office.

      2. At least five (5) Business Days (as defined in the Agreement) prior to the Transfer Date Resigning Trustee will notify participants of its Plans of its resignation as trustee and appointment of Purchaser as Successor Trustee; Purchaser shall follow with a letter to participants of such Plans accepting the successor trusteeship.

      3. After the Transfer Date, the Successor Trustee shall not use any advertising, materials, plan documents, or any other printed matter referring to the Resigning Trustees trustee of any Plans.

      4. The Resigning Trustee shall prepare and file all required year-end reports for all activity under the Plans transferred to Successor Trustee, including but not limited to IRS form 1099R and IRS form 5498 for the portion of the calendar year 2001 to and including the Transfer Date. The Successor Trustee shall prepare and file such reports, where applicable, for the balance of the calendar year 2001 and thereafter, so long as the Successor Trustee remains as the trustee. It is further agreed that the Resigning Trustee and Successor Trustee will each report their portion of withholding for such Plans to the appropriate state and federal agencies.

      5. In the event that the Resigning Trustee receives after the Transfer Date, any documents, correspondence or other written materials relating to the Plans transferred to Successor Trustee, the Resigning Trustee will promptly forward such items to the Successor Trustee with a written explanation of such items. The Resigning Trustee agrees to answer reasonable inquiries from the Successor Trustee pertaining to the Plans and any pending transactions or items received after the Transfer Date.

      6. No later than six (6) Business Days following the Transfer Date the Resigning Trustee shall deliver to the Successor Trustee all original or certified copies of (i) all documents executed by the depositors of the Plans to be transferred to Successor Trustee, including but not limited to all adoption agreements, membership agreements, plan amendments, and beneficiary forms, and
(ii) all other records and information necessary to allow the Successor Trustee to administer and conduct business with respect to such Plans.

      7. No later than the Transfer Date, the Resigning Trustee agrees to provide the Successor Trustee with a complete and up-to-date listing of.

            (a) any and all participants of the Plans transferred to Successor Trustee that have reached age 70 1/2 by or during 2001, and prior year balances required for calculations of mandatory distributions;

            (b) any and all Plans at Resigning Trustee's Branches receiving periodic distributions, the method of calculation for arriving at such amounts distributed, and copies of the approved distribution forms;

            (c) any and all Plans on the Resigning Trustee's system on deposit at the Branch Office;

            (d) any and all Plans at the Resigning Trustee's Branch Office currently not exempted from either federal tax withholding or state withholding, or both, and current filing status for each participant where withholding may apply; and

            (e) any and all Plans at Resigning Trustee's Branch Office where the Plan participant has died, the date of death (if known) and a legible copy of the death certificate when available.

      8. The Resigning Trustee agrees that, prior to the Transfer Date, it shall make any and all of the following payments or take any and all of the following actions, each as required to be made or taken prior to the Transfer Date:

            (a) distribute all scheduled 2001 mandatory minimum distribution payments;

            (b) complete all scheduled or pending transfers; and

            (c) distribute all scheduled periodic and non-periodic distributions.

      9. The Successor Trustee agrees to indemnify and hold harmless the Resigning Trustee from (i) any and all losses, costs (including reasonable attorney's fees), expenses, damages, liabilities, or penalties of every kind whatsoever that the Resigning Trustee, its affiliates, successors, directors, officers, employees, or agents may incur as a result of the Successor Trustee's failure to perform its obligations under this Transfer Agreement; and (ii) any penalties, taxes or other liabilities that might arise in the event any act or omission by the Successor Trustee results in disqualification of any Plan acquired from the Resigning Trustee.

      10. The Resigning Trustee agrees to indemnify and hold harmless the Successor Trustee, its affiliates and successors from any and all losses, costs (including reasonable attorney's fees), expenses, damages, liabilities, or penalties of every kind whatsoever that the Successor Trustee, its affiliates, successors, directors, officers, employees, or agents may incur as a result of any act, omission, or breach of fiduciary obligation by the Resigning Trustee prior to or on the Transfer Date or in fulfillment of its obligations under this Transfer Agreement.

      11. If any action or proceeding is brought by either party against the other pertaining to or arising out of this Transfer Agreement, the final prevailing party shall be entitled to recover all costs and expenses, including reasonable attorney's fees, incurred on account of such action or proceeding.

      12. This Transfer Agreement may be executed in any number of counterparts, each of which shall be an original but all of which constitute one and the same instrument.

      Executed this _______ day of ________________, 2001.

HARRINGTON BANK, FSB                     LOS PADRES BANK, FSB



By:                                      By:
    --------------------------------         -----------------------------------
Name:                                    Name:
      ------------------------------           ---------------------------------
Title:                                   Title:
       -----------------------------            --------------------------------

                                    EXHIBIT D

                       ASSIGNMENT AND ASSUMPTION OF LEASE

      THIS ASSIGNMENT AND ASSUMPTION OF LEASE (this "Assignment") is made __________________, 2001, by and between HARRINGTON BANK, FSB, a federally chartered savings association ("Assignor"), and LOS PADRES BANK, FSB, a federally chartered savings association ("Assignee").

                                    RECITALS

      A. Assignor is presently tenant under that certain lease (the "Lease") between ______________________________ as landlord and
__________________________ as tenant, dated 199_ covering the premises known as
________________, a true, correct and complete copy of which is attached hereto as EXHIBIT A.

      B. Pursuant to the terms of a Purchase and Assumption Agreement between Assignor, as Seller, and Assignee, as Buyer, made and entered into as of May 30, 2001 (the "Agreement"), Assignor is assigning to Assignee and Assignee is acquiring all of Assignor's interest in, to and under the Lease.

      NOW, THEREFORE, for good and valuable consideration, Assignor and Assignee agree:

                                    AGREEMENT

1. ASSIGNMENT. Assignor hereby assigns, conveys, transfers and sets over unto Assignee all of Assignor's right, title and interest in, to and under the Lease and all claims and causes of action thereunder, including but not limited to its rights in any and all security deposits. Assignor hereby covenants that it has performed all of its obligations under the Lease that are to be performed on or prior to the date hereof.

2. ASSUMPTION. Assignee hereby assumes and agrees to perform, fulfill and comply with all covenants and obligations to be performed, fulfilled or complied with by the tenant under the Lease arising from and after the Closing Date (as defined in the Agreement) and to pay the rental in the Lease provided beginning on the Closing Date.

3. ASSIGNEE'S INDEMNIFICATION OF ASSIGNOR. Assignee shall defend and does hereby indemnify Assignor against, and agrees to hold Assignor harmless of and from, all obligations, actions, suits, proceedings or claims, and all costs and expenses, including but not limited to reasonable attorneys' fees, incurred in connection with the Lease based upon or arising out of any breach occurring or alleged to have occurred subsequent to the Closing Date.

4. ASSIGNOR'S INDEMNIFICATION OF ASSIGNEE. Assignor shall defend and does hereby indemnify Assignee against, and agrees to hold Assignee harmless of and from, all liability, obligations, actions, suits, proceedings or claims, and all costs and expenses, including but not limited to reasonable attorneys' fees, incurred in connection with the Lease based upon or, arising out of any breach or alleged breach of the Lease by Assignor occurring or alleged to have occurred on or prior to the Closing Date.

5. BINDING EFFECT. This Assignment shall inure to the benefit of and shall be binding upon the parties and their respective successors and assigns.

      IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment.

                                    ASSIGNOR:

                                    HARRINGTON BANK, FSB



                                    By:
                                        --------------------------------------
                                    Name:
                                          ------------------------------------
                                    Title:
                                           -----------------------------------



                                    ASSIGNEE:

                                    LOS PADRES BANK, FSB



                                    By:
                                        --------------------------------------
                                    Name:
                                          ------------------------------------
                                    Title:
                                           -----------------------------------

                                    EXHIBIT E

                          LANDLORD ESTOPPEL CERTIFICATE

      THIS ESTOPPEL CERTIFICATE ("Estoppel Certificate") is made as of the _______ day of ______________, 2001, by _______________________________________,
the landlord ("Landlord") under a lease dated as of ______________, _________ between Landlord and Harrington Bank, FSB ("Tenant"), as amended or modified (the "Lease"), under which Landlord leases to Tenant certain real property at __________________________________ (hereinafter "Premises").

      The Landlord hereby consents to the assignment by Tenant to Los Padres Bank, FSB, a federally chartered savings association, of Tenant's interest in the Lease. The Landlord hereby certifies to Los Padres Bank, FSB as follows:

      1. A true and correct copy of the Lease (including all amendments, riders and exhibits thereto, if any) is attached hereto as EXHIBIT A, is in full force and effect, and has not been modified or amended except by those instruments described on EXHIBIT A attached hereto.

      2. There are no oral or written agreements, understandings or the like between the undersigned and the Tenant relating to the Premises except for the Lease.

      3. The undersigned confirms that the term of the Lease commenced on ____________, ________ and terminates (exclusive of unexercised renewal options, if any) on _____________, 200_, in accordance with the terms of the Lease.

      4. Under the Lease, the Tenant presently is obligated to pay base rent in the amount of $______________ per month. Tenant has no obligation to pay any additional rent.

      5. All rent and other charges, if any, due under the Lease through and including the date hereof have been paid. Landlord specifically acknowledges that rent has been paid through ____________________. There exists no default nor state of facts that, with notice, lapse of time, or both, could ripen into a default on the part of either the Landlord or the Tenant under the Lease. The undersigned has no claim or action against the Tenant under the Lease, nor has any act occurred that, with notice, lapse of time, or both, could result in such a claim or action.

      6. The address for notices to be sent to the Landlord is as set forth in the Lease or, if not, the new address is: ______________________________________
________________________________________________________________________.

      7. A security deposit under the Lease is held by the Landlord in the amount of $___________.

      IN WITNESS WHEREOF, Landlord duly has executed this Estoppel Certificate as of the ______ day of ________________, 2001.

                                    LANDLORD:


                                    ------------------------------------------



                                    By:
                                        --------------------------------------
                                    Name:
                                          ------------------------------------
                                    Title:
                                           -----------------------------------





                                      E-2